Filed Pursuant to Rule 424(b)(2)
Registration No. 333-275814

Prospectus Supplement

(To Prospectus dated November 30, 2023)

$25,000,000,000

Salesforce, Inc.

$3,500,000,000 4.500% Senior Notes due 2028

$4,250,000,000 4.650% Senior Notes due 2029

$3,750,000,000 4.900% Senior Notes due 2031

$2,750,000,000 5.200% Senior Notes due 2033

$4,500,000,000 5.550% Senior Notes due 2036

$1,500,000,000 6.400% Senior Notes due 2046

$3,750,000,000 6.550% Senior Notes due 2056

$1,000,000,000 6.700% Senior Notes due 2066

Salesforce, Inc. (the “Company”) is offering $3,500,000,000 aggregate principal amount of 4.500% Senior Notes due 2028 (the “2028 Notes”), $4,250,000,000 aggregate principal amount of 4.650% Senior Notes due 2029 (the “2029 Notes”), $3,750,000,000 aggregate principal amount of 4.900% Senior Notes due 2031 (the “2031 Notes”), $2,750,000,000 aggregate principal amount of 5.200% Senior Notes due 2033 (the “2033 Notes”), $4,500,000,000 aggregate principal amount of 5.550% Senior Notes due 2036 (the “2036 Notes”), $1,500,000,000 aggregate principal amount of 6.400% Senior Notes due 2046 (the “2046 Notes”), $3,750,000,000 aggregate principal amount of 6.550% Senior Notes due 2056 (the “2056 Notes”) and $1,000,000,000 aggregate principal amount of 6.700% Senior Notes due 2066 (the “2066 Notes” and, together with the 2028 Notes, the 2029 Notes, the 2031 Notes, the 2033 Notes, the 2036 Notes, the 2046 Notes and the 2056 Notes, the “notes”).

Interest on the notes will be paid semi-annually in arrears on March 15 and September 15 of each year, beginning on September 15, 2026.

The 2028 Notes will mature on March 15, 2028, the 2029 Notes will mature on March 15, 2029, the 2031 Notes will mature on September 15, 2031, the 2033 Notes will mature on March 15, 2033, the 2036 Notes will mature on March 15, 2036, the 2046 Notes will mature on March 15, 2046, the 2056 Notes will mature on March 15, 2056 and the 2066 Notes will mature on March 15, 2066. The Company may redeem some or all of the notes of any series, at our option, either in whole or in part, at any time or from time to time. The redemption prices are discussed under the heading “Description of Notes—Optional Redemption.”

We expect to use all of the net proceeds from the offering of the notes to repurchase shares of our common stock pursuant to one or more accelerated share repurchase agreements (the “ASR Agreements”) that we entered into with one or more of the underwriters or their affiliates and/or one or more other financial institutions (the “ASR Counterparties”) substantially concurrently with the pricing of the notes offered hereby. See “Use of Proceeds.”

The notes will be the Company’s unsecured, unsubordinated debt obligations and will rank equally in right of payment with all of the Company’s other unsecured and unsubordinated debt obligations from time to time outstanding.

Investing in the notes involves risks. See “Risk Factors” beginning on page S-7 of this prospectus supplement. You should also consider the risk factors described in the documents incorporated by reference into this prospectus supplement and the accompanying prospectus.

	Price to Public(1)	Underwriting Discounts	Proceeds, Before Expenses, to Us(1)
Per 2028 Note	99.920%	0.100%	99.820%
Total	$3,497,200,000	$3,500,000	$3,493,700,000
Per 2029 Note	99.978%	0.150%	99.828%
Total	$4,249,065,000	$6,375,000	$4,242,690,000
Per 2031 Note	99.809%	0.250%	99.559%
Total	$3,742,837,500	$9,375,000	$3,733,462,500
Per 2033 Note	99.779%	0.300%	99.479%
Total	$2,743,922,500	$8,250,000	$2,735,672,500
Per 2036 Note	99.969%	0.400%	99.569%
Total	$4,498,605,000	$18,000,000	$4,480,605,000
Per 2046 Note	99.821%	0.600%	99.221%
Total	$1,497,315,000	$9,000,000	$1,488,315,000
Per 2056 Note	99.921%	0.750%	99.171%
Total	$3,747,037,500	$28,125,000	$3,718,912,500
Per 2066 Note	99.916%	0.750%	99.166%
Total	$999,160,000	$7,500,000	$991,660,000

(1)	Plus accrued interest from March 13, 2026, if settlement occurs after that date.

Neither the U.S. Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

The notes will not be listed on any national securities exchange. Currently, there are no public markets for the notes.

The underwriters expect to deliver the notes in book-entry form only through the facilities of The Depository Trust Company for the accounts of its participants, including Clearstream Banking S.A., and Euroclear Bank S.A./N.V., against payment in New York, New York on or about March 13, 2026, which will be the second business day following the date of this prospectus supplement (such settlement being referred to as “T+2”). Under Rule 15c6-1 under the Exchange Act (as defined below), trades in the secondary market are generally required to settle in one business day, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade such notes prior to the first business day before the scheduled settlement date will be required, by virtue of the fact that the notes will initially settle in T+2, to specify an alternate settlement arrangement at the time of any such trade to prevent a failed settlement. Purchasers of such notes who wish to trade notes prior to the date of delivery should consult their advisors.

Joint Book-Running Managers

J.P. Morgan	BofA Securities	Barclays	Citigroup	Wells Fargo Securities

Bookrunners

Deutsche Bank Securities	RBC Capital Markets	Santander	Morgan Stanley

Senior Co-Managers

BNP PARIBAS	TD Securities	US Bancorp

Co-Managers

Goldman Sachs & Co. LLC	MUFG	PNC Capital Markets LLC	Academy Securities	Siebert Williams Shank

Financial Advisor to Salesforce, Inc.

J. Wood Capital Advisors

The date of this prospectus supplement is March 11, 2026.

Prospectus Supplement

Prospectus

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of this offering. The second part, the accompanying prospectus, gives more general information, some of which may not apply to this offering. You should read the entire prospectus supplement, as well as the accompanying prospectus and the documents incorporated by reference that are described in the section entitled “Where You Can Find More Information” in this prospectus supplement.

We have not, and the underwriters have not, authorized any person to provide you with any information other than that contained or incorporated by reference in this prospectus supplement and the accompanying prospectus and any free writing prospectus prepared by or on behalf of us. We and the underwriters take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where such offer or sale is not permitted. You should assume that the information appearing in this prospectus supplement, the accompanying prospectus, and the documents incorporated by reference is accurate only as of the respective dates of those documents in which the information is contained. Our business, financial condition, results of operations and prospects may have changed since those dates.

Unless otherwise specified herein, references to “Salesforce,” “we,” “us,” and “our” in this prospectus supplement and the accompanying prospectus are to Salesforce, Inc., or Salesforce, Inc. and its consolidated subsidiaries, as the context requires. References to “the Company” in this prospectus supplement are only to Salesforce, Inc. and are not to its consolidated subsidiaries.

S-ii

SUMMARY

This summary highlights selected information from this prospectus supplement, the accompanying prospectus and/or the documents incorporated by reference and should be read together with the information contained in other parts of this prospectus supplement, in the accompanying prospectus and in the documents incorporated by reference. You should read carefully the entire prospectus supplement, the accompanying prospectus and the documents incorporated by reference for a more complete understanding of this offering. You should read “Risk Factors” beginning on page S-7 of this prospectus supplement for more information about important risks that you should consider before buying the notes to be issued in connection with this offering.

Salesforce

Salesforce is a global leader in customer relationship management technology, helping organizations of any size become agentic enterprises. Founded in 1999, we bring humans, agents, applications, and data together on a trusted, unified platform to unlock growth and innovation.

Our artificial intelligence (“AI”) powered Agentforce 360 Platform unites our offerings—spanning sales, service, marketing, commerce, collaboration, data management, integration, analytics, IT service, industry verticals and more—on a single, intelligent platform for trusted enterprise execution. We unify and harmonize across systems, applications and devices to create a complete view of customers. With this single source of customer truth powering agents, teams can be more responsive, productive and efficient and deliver AI-powered, personalized and automated experiences across every channel. With Agentforce, the agentic layer of the Agentforce 360 Platform, our customers can build and deploy always-on digital labor for employees and customers, leveraging autonomous AI agents across business functions that aim to increase productivity, lower costs and drive operational efficiencies. With Agentforce, AI is embedded in the flow of work—in the applications that our customers already use every day. Every Agentforce application now reasons, learns, and takes action alongside users.

Our service offerings are designed to be flexible, scalable and easy to use. They can generally be configured easily, deployed rapidly and integrated with other platforms and enterprise applications. We sell to businesses worldwide, primarily on a subscription basis, through our direct sales efforts and also indirectly through partners. In addition, we enable third parties to use our platform and developer tools to create additional functionality and new applications that run on our platform, which are sold separately from, or in conjunction with, our service offerings.

We were incorporated in Delaware in February 1999. Our principal executive offices are located in San Francisco, California. Our principal address is Salesforce Tower, 415 Mission Street, 3rd Floor, San Francisco, California 94105, our primary website address is www.salesforce.com and our telephone number is (415) 901-7000. The website address is provided as an inactive textual reference only. The information provided on, or accessible through, our Internet website is not part of this prospectus supplement and, therefore, is not incorporated herein by reference.

Recent Developments

Share Repurchase Authorization

Our Board of Directors (the “Board”) authorized a program to repurchase shares of the Company’s common stock (the “Share Repurchase Program”), which commenced in August 2022. In February 2026, the Board authorized an aggregate total of $50 billion of share repurchases under the Share Repurchase Program. The Share Repurchase Program does not have a fixed expiration date and does not obligate the Company to acquire any specific number of shares. Under the Share Repurchase Program, shares of common stock may be repurchased using a variety of methods, including privately negotiated transactions and/or open market transactions, including under plans intended to comply with Rule 10b5-1 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as part of accelerated share repurchase transactions or other methods. The timing, manner, price and amount of any repurchases are determined by the Company in its discretion and depend on a variety of factors, including legal requirements, price and economic and market conditions.

Pursuant to the Share Repurchase Program, we entered into certain ASR Agreements with the ASR Counterparties substantially concurrently with the pricing of the notes offered hereby in an aggregate amount of approximately $25 billion.

New Five-Year Term Loan Facility

Substantially concurrently with the pricing of the notes offered hereby, we entered into a new, five-year $6 billion senior unsecured term loan facility (the “Five-Year Term Loan Facility”), the proceeds of which were used to fund the repayment of borrowings under the term loan facility (the “Informatica 364-Day Term Loan Facility”) provided under that certain 364-Day Credit Agreement, dated June 20, 2025, among the Company, the lenders named therein, JPMorgan Chase Bank, N.A., as administrative agent, and the other parties from time to time party thereto, and the term loan facility (the “Informatica Three-Year Term Loan Facility”) provided under that certain Three-Year Credit Agreement, dated June 20, 2025, among the Company, the lenders named therein, JPMorgan Chase Bank, N.A., as administrative agent, and the other parties from time to time party thereto, which amounts were borrowed in connection with our acquisition of Informatica Inc. (“Informatica”).

The Offering

The summary below describes some of the principal terms of the notes. Some of the terms and conditions described below are subject to important limitations and exceptions. As used in this section, the terms the “Company,” “we,” “us” or “our” refer only to Salesforce, Inc. and not to any subsidiaries of Salesforce, Inc. For a more complete description of the terms of the notes, see the section entitled “Description of Notes.”

Issuer	Salesforce, Inc.

Securities Offered	$3,500,000,000 aggregate principal amount of 4.500% Senior Notes due 2028.

$4,250,000,000 aggregate principal amount of 4.650% Senior Notes due 2029.

$3,750,000,000 aggregate principal amount of 4.900% Senior Notes due 2031.

$2,750,000,000 aggregate principal amount of 5.200% Senior Notes due 2033.

$4,500,000,000 aggregate principal amount of 5.550% Senior Notes due 2036.

$1,500,000,000 aggregate principal amount of 6.400% Senior Notes due 2046.

$3,750,000,000 aggregate principal amount of 6.550% Senior Notes due 2056.

$1,000,000,000 aggregate principal amount of 6.700% Senior Notes due 2066.

Maturity Dates	March 15, 2028 for the 2028 Notes.

March 15, 2029 for the 2029 Notes.

September 15, 2031 for the 2031 Notes.

March 15, 2033 for the 2033 Notes.

March 15, 2036 for the 2036 Notes.

March 15, 2046 for the 2046 Notes.

March 15, 2056 for the 2056 Notes.

March 15, 2066 for the 2066 Notes.

Interest Rates	4.500% per year for the 2028 Notes.

4.650% per year for the 2029 Notes.

4.900% per year for the 2031 Notes.

5.200% per year for the 2033 Notes.

5.550% per year for the 2036 Notes.

6.400% per year for the 2046 Notes.

6.550% per year for the 2056 Notes.

6.700% per year for the 2066 Notes.

Interest for each series of notes will accrue from March 13, 2026.

Interest Payment Dates	Semi-annually in arrears on March 15 and September 15 of each year, beginning on September 15, 2026.

Settlement	We expect that delivery of the notes will be made to investors on or about March 13, 2026, which will be the second business day following the date of this prospectus supplement (such settlement being referred to as “T+2”).

Ranking	The notes will be the Company’s senior unsecured, unsubordinated debt obligations and will rank:

•

equally in right of payment with all of the Company’s other unsecured and unsubordinated debt obligations from time to time outstanding, including its existing senior notes, borrowings under the Five-Year Term Loan Facility and any amounts drawn under its revolving credit facility;

•	senior in right of payment to all of the Company’s future indebtedness that is subordinated to the notes;

•	effectively junior to any secured indebtedness of the Company to the extent of the value of the assets securing such indebtedness; and

•	structurally subordinated to any existing and/or future indebtedness of the Company’s subsidiaries.

Use of Proceeds	We expect to use all of the net proceeds from the offering of the notes to repurchase shares of our common stock pursuant to certain ASR Agreements that we entered into with the ASR Counterparties substantially concurrently with the pricing of the notes offered hereby. See “Summary—Recent Developments” and “Use of Proceeds.”

Optional Redemption	We may redeem the notes of any series at our option, either in whole or in part, at any time or from time to time prior to the applicable Par

Call Date (as defined below), at a redemption price equal to the greater of the following amounts, plus, in each case, accrued and unpaid interest thereon, if any, to but not including, the redemption date:

1.	100% of the aggregate principal amount of the notes being redeemed, or

2.

the sum of the present values of the remaining scheduled payments (through the applicable Par Call Date, as described in the following paragraph) of principal and interest on the notes being redeemed (exclusive of interest accrued to the redemption date), discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) using a discount rate equal to the Treasury Rate (as defined below in “Description of Notes—Optional Redemption”) plus (i) 15 basis points, in the case of the 2028 Notes, (ii) 15 basis points, in the case of the 2029 Notes, (iii) 20 basis points, in the case of the 2031 Notes, (iv) 20 basis points, in the case of the 2033 Notes, (v) 25 basis points, in the case of the 2036 Notes, (vi) 25 basis points, in the case of the 2046 Notes, (vii) 30 basis points, in the case of the 2056 Notes and (viii) 30 basis points, in the case of the 2066 Notes.

We may redeem the notes of any series, either in whole or in part, at any time or from time to time on or after the applicable Par Call Date, at a redemption price equal to 100% of the aggregate principal amount being redeemed plus accrued and unpaid interest thereon, if any, to but not including, the redemption date.

“Par Call Date” means, with respect to the 2028 Notes, February 15, 2028 (the date that is one month prior to the maturity date of the 2028 Notes), with respect to the 2029 Notes, February 15, 2029 (the date that is one month prior to the maturity date of the 2029 Notes), with respect to the 2031 Notes, August 15, 2031 (the date that is one month prior to the maturity date of the 2031 Notes), with respect to the 2033 Notes, January 15, 2033 (the date that is two months prior to the maturity date of the 2033 Notes), with respect to the 2036 Notes, December 15, 2035 (the date that is three months prior to the maturity date of the 2036 Notes), with respect to the 2046 Notes, September 15, 2045 (the date that is six months prior to the maturity date of the 2046 Notes), with respect to the 2056 Notes, September 15, 2055 (the date that is six months prior to the maturity date of the 2056 Notes) and with respect to the 2066 Notes, September 15, 2065 (the date that is six months prior to the maturity date of the 2066 Notes).

See “Description of Notes—Optional Redemption.”

Merger Covenant	The indenture governing the notes will contain a covenant restricting the Company’s ability to consolidate or merge with or into any other entity or sell, convey, transfer or lease or otherwise dispose of all or substantially all of its property to another entity. This covenant is subject to a number of important exceptions and qualifications. For further information, see “Description of Notes” and “Risk Factors.”

No Limitation on Incurrence of New Debt	The indenture will not limit the amount of secured or unsecured indebtedness we or our subsidiaries may issue or incur under the indenture or otherwise.

No Public Market	The notes are new issues of securities with no established trading market. We do not intend to list the notes on any national securities exchange or to have the notes quoted on any automated dealer quotation system. The underwriters have advised us that they presently intend to make a market in the notes of each series, but they are not obligated to do so and may discontinue any market-making at any time without notice to, or the consent of, holders of the notes. An active trading market for the notes may not develop or continue, which would adversely affect the market price and liquidity for the notes.

Risk Factors	An investment in the notes involves various risks, and prospective investors should carefully consider the matters discussed in the section entitled “Risk Factors” in this prospectus supplement, as well as the other risks described in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein, before making a decision to invest in the notes. See “Where You Can Find More Information.”

Trustee	U.S. Bank Trust Company, National Association.

Governing Law	State of New York.

RISK FACTORS

Our business is subject to uncertainties and risks. You should carefully consider and evaluate all of the information included below and incorporated by reference in this prospectus supplement and the accompanying prospectus, including the risk factors incorporated by reference from our most recent Annual Report on Form 10-K under the caption “Item 1A. Risk Factors” and the other information contained in this prospectus supplement and the accompanying prospectus or incorporated by reference herein. See “Where You Can Find More Information.”

Risks Relating to the Notes and the Offering

The covenants in the indenture that governs the notes do not include financial covenants or meaningful restrictions on us or our subsidiaries.

The terms of the indenture and the notes will not restrict our ability to engage in, or to otherwise be a party to, a variety of corporate transactions, circumstances and events, such as certain acquisitions, refinancings, or recapitalizations that could substantially and adversely affect our capital structure and the value of the notes.

In particular, the indenture under which the notes will be issued will not limit the amount of indebtedness that the Company and its subsidiaries may incur, including indebtedness secured by liens. Our incurrence of additional debt (including secured debt) may have important consequences for you as a holder of the notes, including making it more difficult for the Company to satisfy its obligations with respect to the notes, causing a loss in the market value of your notes and creating or increasing a risk that the credit rating of the notes is lowered or withdrawn.

Furthermore, the indenture for the notes will not, among other things:

•	require us to maintain any specified financial ratios or specified levels of net worth, revenues, income, cash flow or liquidity;

•	limit our ability to engage in sale/leaseback transactions;

•	restrict our ability to repurchase or prepay any of our other indebtedness;

•	restrict our ability to make investments or to repurchase or pay dividends to or make other payments in respect of our common stock or other securities ranking junior to the notes; or

•	require us to repurchase the notes in the event of a change in control.

The notes will be unsecured and effectively subordinated to any secured indebtedness and other secured obligations of the Company and will rank equally in right of payment with the Company’s future unsecured, unsubordinated obligations.

The notes will be unsecured, unsubordinated obligations of the Company, ranking equally in right of payment to all of the Company’s existing and future unsecured, unsubordinated obligations, and will be effectively subordinated to any secured indebtedness of the Company and other secured obligations to the extent of the value of the Company’s assets securing such indebtedness or other obligations. The indenture governing the notes will not restrict the Company’s ability to incur secured debt. If the Company incurs any secured debt or other secured obligations, the assets and the assets of its subsidiaries securing such debt or other obligations will be subject to prior claims by such secured creditors. In the event of the Company’s bankruptcy, liquidation, reorganization or other winding up, any assets of the Company that secure debt will be available to pay obligations on the notes only after all debt secured by those assets has been repaid in full. Holders of the notes will participate in the remaining assets of the Company ratably with all of the Company’s other unsecured, unsubordinated creditors, including trade creditors.

As of January 31, 2026, pro forma for the incurrence of $25 billion of unsecured, unsubordinated indebtedness (consisting of the notes offered hereby), the Company would have had $39.5 billion of unsecured, unsubordinated indebtedness outstanding.

In addition, if the Company incurs any additional debt that ranks equally in right of payment with the notes, the holders of such debt will be entitled to share ratably with you in any proceeds distributed in connection with any insolvency, liquidation, reorganization, dissolution or other winding up of the Company. This may have the effect of reducing the amount of proceeds paid to you.

The notes are the unsecured obligations of the Company and not the obligations of its subsidiaries and will be structurally subordinated to the obligations of the Company’s subsidiaries.

The notes are neither obligations of, nor guaranteed by, our subsidiaries, and therefore the notes will be structurally subordinated to all existing and future indebtedness and other liabilities of our subsidiaries. The indenture governing the notes will not restrict our subsidiaries’ ability to incur indebtedness or other obligations. The Company’s subsidiaries are under no obligation to provide the Company with funds for its payment obligations, whether by dividends, distributions, loans or other payments. In the event of a bankruptcy, liquidation or similar proceeding of a subsidiary, such subsidiary may not have assets to make payments to us following payment by the subsidiary of its liabilities. As of January 31, 2026, the Company’s subsidiaries had approximately $53.2 billion of outstanding liabilities, including trade payables and deferred revenue, but excluding intercompany liabilities and liabilities of a type not required to be reflected on a balance sheet of such subsidiaries in accordance with generally accepted accounting principles.

We will have substantial debt obligations that could restrict our operations and prevent the Company from fulfilling its obligations under the notes.

As of January 31, 2026, pro forma for the incurrence of $25 billion of unsecured, unsubordinated indebtedness (consisting of the notes offered hereby), the Company would have had $39.5 billion of unsecured, unsubordinated indebtedness outstanding. See “Capitalization.”

We may also incur additional indebtedness in the future. Our substantial indebtedness could have adverse consequences, including:

•	making it more difficult for us to satisfy our financial obligations, including the Company’s obligations with respect to the notes;

•	increasing our vulnerability to adverse economic, regulatory and industry conditions and placing us at a disadvantage compared to our competitors that are less leveraged;

•	limiting our ability to compete and our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate;

•	limiting our ability to borrow additional funds for working capital, capital expenditures, acquisitions or general corporate or other purposes; and

•	exposing us to greater interest rate risk to the extent that the interest rate on the applicable borrowings is variable.

Our debt service obligations could impede our growth, as they will require us to use a portion of our operating cash flow to pay interest and principal on our indebtedness instead of using such cash flow for other corporate purposes, including funding the future expansion of our business and ongoing capital expenditures. If our operating cash flow and capital resources are insufficient to service our debt obligations, including the notes, we may be forced to sell assets, seek additional equity or debt financing or restructure our debt, which could harm our long-term business prospects. Our failure to comply with the terms of any existing or future indebtedness could result in an event of default which, if not cured or waived, could result in the acceleration of certain of our other debt.

Our ability to make payments on, and to refinance, our indebtedness, including the notes, and to fund planned capital expenditures will depend on our ability to generate cash in the future. This is subject to general economic, financial, competitive, legislative, regulatory and other factors, many of which are beyond our control.

Our business may not generate sufficient cash flow from operations to pay our indebtedness, including the notes, or to fund our other liquidity needs. In these circumstances, we may need to refinance all or a portion of our indebtedness, including the notes, on or before maturity. Any refinancing of our debt could be at higher interest rates and may require us to comply with onerous covenants which could restrict our business operations. Our ability to refinance our indebtedness or obtain additional financing will depend on, among other things:

•	our financial condition at the time;

•	restrictions in the agreements governing our indebtedness; and

•	the condition of the financial markets and the industry in which we operate.

As a result, we may not be able to refinance any of our indebtedness, including the notes, on commercially reasonable terms or at all. Without this financing, we could be forced to sell assets under unfavorable circumstances to make up for any shortfall in our payment obligations. In addition, we may not be able to sell assets quickly enough or for sufficient amounts to enable us to meet our obligations, including our obligations under the notes.

The market prices of the notes may be volatile.

The market prices of the notes will depend on many factors that may vary over time, some of which are beyond our control, including:

•	our financial performance;

•	the amount of indebtedness we have outstanding;

•	market interest rates;

•	the market for similar securities;

•	competition;

•	the size and liquidity of the markets for the notes; and

•	general economic conditions.

In particular, all else equal, rising prevailing interest rates should be expected to result in a decrease in the market price of the notes.

As a result of these factors, you may only be able to sell your notes at prices below those you believe to be appropriate, including prices below the price you paid for them.

The Company’s credit ratings may not reflect all risks of your investment in the notes.

The credit ratings assigned to the notes are limited in scope and do not address all material risks relating to an investment in the notes, but rather reflect only the view of each rating agency at the time the rating is issued. An explanation of the significance of a rating may be obtained from the rating agency. There can be no assurance that the Company’s credit ratings will remain in effect or that a rating will not be lowered, suspended or withdrawn by the rating agency if, in the rating agency’s judgment, circumstances so warrant. Agency credit ratings are not a recommendation to buy, sell or hold any security. Each agency’s rating should be evaluated independently of any other agency’s rating. Actual or anticipated changes or downgrades in our credit ratings, including any announcement that our ratings are under review for a downgrade, could affect the market value of the notes and increase our corporate borrowing costs.

Any decline in the Company’s corporate credit ratings or the rating of the notes could adversely affect the market values of the notes.

Any decline in the ratings of the Company’s corporate credit or the notes or any indications from the rating agencies that their ratings on our corporate credit or the notes are under surveillance or review with possible negative implications could adversely affect the market values of the notes or our ability to access capital.

There may be no active trading markets for the notes, and, if one develops, it may not be liquid.

The notes will constitute new issues of securities for which there is no established trading market. We do not intend to apply for listing of the notes on any national securities exchange or for inclusion of the notes on any automated dealer quotation system. Trading markets for the notes may not develop, or if markets for the notes were to develop, the notes may trade at a discount from their original offering prices, depending upon many factors, including prevailing interest rates, the market for similar securities, general economic conditions and our financial condition. Although the underwriters have advised us that they currently intend to make a market in the notes of each series, they are not obligated to do so and may discontinue such market-making activity at any time without notice. There can be no assurance as to the development or liquidity of any market for the notes, the ability of the holders to sell their notes or the prices at which the holders would be able to sell their notes.

Redemption of the notes may adversely affect your return on the notes.

We have the right to redeem the notes of each series on the terms set forth in this prospectus supplement. We may redeem such notes at times when prevailing interest rates may be relatively low. Accordingly, you may not be able to reinvest the amount received upon a redemption in a comparable security at an effective interest rate as high as that of the notes being redeemed.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Some of the statements contained or incorporated by reference in this prospectus supplement are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Exchange Act. Words such as “expects,” “anticipates,” “aims,” “projects,” “intends,” “plans,” “believes,” “estimates,” “seeks,” “assumes,” “may,” “should,” “could,” “would,” “foresees,” “forecasts,” “predicts,” “targets,” “commitments,” variations of such words and similar expressions are intended to identify such forward-looking statements, which may consist of, among other things, trend analyses and statements regarding future events, future financial performance, anticipated growth and industry prospects. These forward-looking statements are based on current expectations, estimates and forecasts, as well as the beliefs and assumptions of our management, and are subject to risks and uncertainties that are difficult to predict, including: the effect of the acquisition of Informatica on our operating results, the market price of our common stock, our ability to retain and hire key personnel and our ability to maintain relationships with customers, suppliers and others with whom we or Informatica do business; our ability to maintain sufficient security levels and service performance, avoid downtime and prevent, detect and remediate performance degradation and security breaches; our ability to secure sufficient data center capacity; our reliance on third-party infrastructure providers, including hardware, software, energy and platform providers and the organizations responsible for the development and maintenance of Internet infrastructure; uncertainties regarding AI technologies and their integration into our product offerings; the evolving landscape related to environmental, social and governance (“ESG”) matters; the effect of evolving government regulations, including those related to our industry and providing services on or accessing the Internet, and those addressing ESG matters, data privacy, cybersecurity, cross-border data transfers, government contracting and procurement, and import and export controls; current and potential litigation and regulatory investigations involving us or our industry; our ability to successfully expand or introduce new services and product features, including related to AI and Agentforce; our ability to successfully complete, integrate and realize the benefits from acquisitions or other strategic transactions; uncertainties regarding the pace of change and innovation and our ability to compete in the markets in which we participate; our ability to successfully execute our business strategy and our business plans, including efforts to expand internationally and related risks; our ability to meet our long-term revenue target and profitable growth framework; our ability to predict and meet expectations regarding our operating results and cash flows, including revenue and remaining performance obligation, including as a result of the seasonal nature of our sales cycle and the variability in our results arising from the accounting for term license revenue products and some complex transactions; our ability to predict and limit customer attrition and costs related to those efforts; the demands on our personnel and infrastructure resulting from significant growth in our customer base and operations, including as a result of acquisitions; our real estate and office facilities strategy and related costs and uncertainties; the performance of our strategic investment portfolio, including fluctuations in the fair value of our investments; our ability to protect our intellectual property rights; our ability to maintain and enhance our brands; uncertainties regarding the realizability, valuation and potential availability of certain tax assets; the impact of new accounting pronouncements and tax rules; uncertainties affecting our ability to estimate our tax rate; uncertainties regarding the effect of geopolitical events, inflationary pressures, market and macroeconomic volatility, financial institution instability, changes in monetary policy, foreign currency exchange rate and interest rate fluctuations, uncertainty regarding changes in trade policies, including trade wars, the threat or imposition of tariffs or other trade restrictions as well as any retaliatory actions, and climate change, natural disasters and actual or threatened public health emergencies on our workforce, business, and operating results; uncertainties regarding the impact of expensing stock options and other equity awards; the sufficiency of our capital resources, including our ability to execute our share repurchase program and declare future cash dividends; our ability to comply with our debt covenants and lease obligations; uncertainties regarding impacts to our workforce and workplace culture, such as those arising from our current and future office environments or remote work policies or our ability to realize the expected benefits of the Company’s restructuring initiatives; the anticipated closing of, and use of the net proceeds from, the offering; the anticipated entry into the Five-Year Term Loan Facility to refinance borrowings under the Informatica 364-Day Term Loan Facility and the Informatica Three-Year Term Loan Facility incurred in connection with the acquisition of Informatica; and the anticipated entry into and expected terms of the ASR Agreements. These and other risks and uncertainties may cause our actual results to differ materially and adversely from those expressed in any forward-looking statements.

Consequently, all forward-looking statements contained or incorporated by reference in this prospectus supplement are qualified by factors, risks and uncertainties, including, but not limited to, those set forth above, those set forth in the section entitled “Risk Factors” of this prospectus supplement, those set forth under the headings “Cautionary Statement Regarding Forward-Looking Statements” and “Risk Factors” in our annual and quarterly reports and other filings with the SEC that are incorporated by reference into this prospectus supplement. See “Where You Can Find More Information.”

Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date made. We undertake no obligation to update or revise any forward-looking statements, even if experience or future changes make it clear that projected results expressed or implied in such statements will not be realized, except as may be required by law. As a result of these risks and others, actual results could vary significantly from those anticipated herein, and our financial condition and results of operations could be materially adversely affected.

USE OF PROCEEDS

We estimate the net proceeds to us from the sale of the notes will be approximately $24.885 billion, after deducting underwriting discounts.

We expect to use all of the net proceeds from the offering of the notes to repurchase shares of our common stock pursuant to certain ASR Agreements that we entered into with the ASR Counterparties substantially concurrently with the pricing of the notes offered hereby.

Conflicts of Interest

Affiliates of some of the underwriters may be counterparties to one or more of the ASR Agreements.

If any one underwriter, together with its affiliates, were to receive 5% or more of the net proceeds of this offering, such underwriters would be deemed to have a “conflict of interest” within the meaning of Financial Industry Regulatory Authority (“FINRA”) Rule 5121. Accordingly, this offering will be conducted in accordance with Rule 5121. However, in accordance with FINRA Rule 5121, no “qualified independent underwriter” is required because the notes are investment grade-rated by one or more nationally recognized statistical rating agencies.

CAPITALIZATION

The following table sets forth, as of January 31, 2026, our consolidated cash and cash equivalents and capitalization (i) on an actual basis and (ii) as adjusted to give effect to (A) the issuance of the notes offered hereby, but not the application of the proceeds as described under “Use of Proceeds”, and (B) the application of the proceeds of the Five-Year Term Loan Facility to repay borrowings under the Informatica 364-Day Term Loan Facility and the Informatica Three-Year Term Loan Facility as described under “Summary—Recent Developments”. You should read the table together with our consolidated financial statements and the notes thereto incorporated by reference into this prospectus supplement and the accompanying prospectus.

	As of January 31, 2026
	Actual	As Adjusted
(dollars in millions)	(audited)	(unaudited)
Cash and cash equivalents	$7,327	$32,212

Debt:(1)
Informatica 364-Day Term Loan Facility(2)	$4,000	$0
Informatica Three-Year Term Loan Facility(2)	2,000	0
Five-Year Term Loan Facility(2)	0	6,000
Revolving credit facility	—	—
Senior Notes due 2028	1,500	1,500
Senior Sustainability Notes due 2028	1,000	1,000
Senior Notes due 2031	1,500	1,500
Senior Notes due 2041	1,250	1,250
Senior Notes due 2051	2,000	2,000
Senior Notes due 2061	1,250	1,250
4.500% Senior Notes due 2028 offered hereby	—	3,500
4.650% Senior Notes due 2029 offered hereby	—	4,250
4.900% Senior Notes due 2031 offered hereby	—	3,750
5.200% Senior Notes due 2033 offered hereby	—	2,750
5.550% Senior Notes due 2036 offered hereby	—	4,500
6.400% Senior Notes due 2046 offered hereby	—	1,500
6.550% Senior Notes due 2056 offered hereby	—	3,750
6.700% Senior Notes due 2066 offered hereby	—	1,000

Total senior debt	$14,500	$39,500

Stockholders’ equity:(3)
Preferred stock, $0.001 par value; 5,000,000 shares authorized and none issued and outstanding	$0	$0
Common stock, $0.001 par value; 1,600,000,000 shares authorized, 1,073,000,000 shares issued as of January 31, 2026, and 929,000,000 shares outstanding as of January 31, 2026	1	1
Treasury stock, at cost	(32,228)	(32,228)
Additional paid-in capital	68,835	68,835
Accumulated other comprehensive income (loss)	313	313
Retained earnings	22,221	22,221

Total stockholders’ equity	59,142	59,142

Total capitalization(4)	$73,642	$98,642

(1)	Reflects aggregate principal balances.
(2)

As described under “Summary—Recent Developments,” substantially concurrently with the pricing of the notes offered hereby, we entered into the Five-Year Term Loan Facility, the proceeds of which were used to repay borrowings under the Informatica 364-Day Term Loan Facility and the Informatica Three-Year Term Loan Facility.

(3)

As described under “Use of Proceeds,” we intend to use all of the net proceeds from the offering of the notes to repurchase shares of our common stock pursuant to certain ASR Agreements with the ASR Counterparties. The amounts reflected in the “as adjusted” column of the table above do not reflect such expected repurchases.

(4)	Defined as total senior debt plus total stockholders’ equity.

DESCRIPTION OF NOTES

We are offering $3,500,000,000 aggregate principal amount of 4.500% senior notes due 2028 (the “2028 notes”), $4,250,000,000 aggregate principal amount of 4.650% senior notes due 2029 (the “2029 notes”), $3,750,000,000 aggregate principal amount of 4.900% senior notes due 2031 (the “2031 notes”), $2,750,000,000 aggregate principal amount of 5.200% senior notes due 2033 (the “2033 notes”), $4,500,000,000 aggregate principal amount of 5.550% senior notes due 2036 (the “2036 notes”), $1,500,000,000 aggregate principal amount of 6.400% senior notes due 2046 (the “2046 notes”), $3,750,000,000 aggregate principal amount of 6.550% senior notes due 2056 (the “2056 notes”) and $1,000,000,000 aggregate principal amount of 6.700% senior notes due 2066 (the “2066 notes” and, together with the 2028 notes, the 2029 notes, the 2031 notes, the 2033 notes, the 2036 notes, the 2046 notes and the 2056 notes, the “notes”).

We will issue the 2028 notes, the 2029 notes, the 2031 notes, the 2033 notes, the 2036 notes, the 2046 notes, the 2056 notes, and the 2066 notes as separate series of debt securities under the indenture, dated as of April 11, 2018, between us and U.S. Bank Trust Company, National Association (as successor in interest to U.S. Bank National Association), as trustee (in such capacity, the “Trustee”) (the “base indenture”), as supplemented by a third supplemental indenture between us and the Trustee to be entered into concurrently with the delivery of the notes (the “supplemental indenture” and, together with the base indenture, the “indenture”). The following description of the terms of the notes offered hereby supplements, and to the extent inconsistent therewith replaces, the description of the general terms and provisions of the debt securities under the heading “Description of Debt Securities” in the accompanying prospectus.

The following summary of the provisions of the indenture and the notes does not purport to be complete and is subject to, and qualified in its entirety by reference to, all of the provisions of the indenture and the notes, including definitions therein of certain terms and provisions made a part of the indenture by reference to the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”). For purposes of this description, references to the “Company,” “we,” “our” and “us” refer only to Salesforce, Inc., and not to its subsidiaries.

General

The notes will have the following basic terms:

•

the notes will be our senior unsecured and unsubordinated debt obligations and will rank equally in right of payment with all of our other unsecured and unsubordinated debt obligations from time to time outstanding, including our existing senior notes, borrowings under the Five-Year Term Loan Facility and any amounts drawn under our revolving credit facility (as defined under “Summary—Recent Developments”), and will be effectively junior to any secured indebtedness of the Company to the extent of the value of the assets securing such indebtedness;

•	the notes will be structurally subordinated to any existing and/or future indebtedness of our subsidiaries;

•

we are issuing $3,500,000,000 aggregate principal amount of 2028 notes, $4,250,000,000 aggregate principal amount of 2029 notes, $3,750,000,000 aggregate principal amount of 2031 notes, $2,750,000,000 aggregate principal amount of 2033 notes, $4,500,000,000 aggregate principal amount of 2036 notes, $1,500,000,000 aggregate principal amount of 2046 notes, $3,750,000,000 aggregate principal amount of 2056 notes, and $1,000,000,000 aggregate principal amount of 2066 notes (subject, in each case, to our rights to issue additional notes as described under “—Further Issuances” below);

•

the 2028 notes will accrue interest at a rate of 4.500% per year, the 2029 notes will accrue interest at a rate of 4.650% per year, the 2031 notes will accrue interest at a rate of 4.900% per year, the 2033 notes will accrue interest at a rate of 5.200% per year, the 2036 notes will accrue interest at a rate of 5.550% per year, the 2046 notes will accrue interest at a rate of 6.400% per year, the 2056 notes will accrue interest at a rate of 6.550% per year, and the 2066 notes will accrue interest at a rate of 6.700% per year;

•

the 2028 notes will mature on March 15, 2028, the 2029 notes will mature on March 15, 2029, the 2031 notes will mature on September 15, 2031, the 2033 notes will mature on March 15, 2033, the 2036 notes will mature on March 15, 2036, the 2046 notes will mature on March 15, 2046, the 2056 notes will mature on March 15, 2056, and the 2066 notes will mature on March 15, 2066, unless redeemed or repurchased prior to that date;

•	interest on the notes will accrue from March 13, 2026 and will be payable semi-annually in arrears on March 15 and September 15 of each year, beginning on September 15, 2026;

•

interest on the notes will be paid to the person in whose name that note is registered at the close of business on the March 1 or September 1, as the case may be, immediately preceding the relevant interest payment date for the notes. Interest on the notes will be computed on the basis of a 360-day year comprised of twelve 30-day months;

•

if any interest or other payment date of a note falls on a day that is not a business day, the required payment of principal, premium, if any, or interest will be due on the next succeeding business day as if made on the date that the payment was due, and no interest will accrue on that payment for the period from and after that interest or other payment date, as the case may be, to the date of that payment on the next succeeding business day. The term “business day,” when used with respect to any note, means any calendar day that is not a Saturday or a Sunday or day on which banking institutions in the City of New York (or any other place of payment) are authorized or required by law, regulation or executive order to close;

•	we may redeem some or all of the notes of any series, in whole or in part, at any time or from time to time at our option as described under “—Optional Redemption” below;

•	the notes will be issued in registered form in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof;

•

the notes of each series will be represented by one or more global notes registered in the name of a nominee of DTC, but in certain circumstances may be represented by notes in definitive form (see “—Book-Entry; Delivery and Form; Global Notes; General” below);

•	the notes will be exchangeable and transferable at an office or agency maintained for such purposes (which initially will be the corporate trust office of the Trustee);

•	the notes will not be subject to any sinking fund; and

•	we may, subject to compliance with applicable law, at any time purchase notes in the open market or otherwise.

Ranking

The notes will be our senior unsecured and unsubordinated obligations and will rank equally in right of payment with all of our other unsecured and unsubordinated obligations, including our existing senior notes, borrowings under the Five-Year Term Loan Facility and any amounts drawn under our revolving credit facility. The notes will be effectively junior to any secured indebtedness of the Company to the extent of the value of the assets securing such indebtedness. Claims of the creditors of our subsidiaries will have structural priority with respect to the assets and earnings of such subsidiaries over the claims of our creditors, including holders of the notes. Accordingly, the notes will be effectively subordinated to the claims of creditors (including trade creditors) of our subsidiaries.

As of January 31, 2026, pro forma for the offering of the notes offered hereby, the Company would have had $39.5 billion of unsecured, unsubordinated indebtedness outstanding. As of January 31, 2026, the Company’s subsidiaries had approximately $53.2 billion of outstanding liabilities, including trade payables and deferred revenue, but excluding intercompany liabilities and liabilities of a type not required to be reflected on a balance sheet of such subsidiaries in accordance with generally accepted accounting principles.

Further Issuances

The indenture will not limit the aggregate principal amount of debt securities (including the notes) that may be issued under it. Among other things, we may from time to time, without notice to or the consent of the holders of the notes, create and issue additional notes of a series having the same terms as, and ranking equally and ratably with, the applicable series of notes in all respects (except for the issue date, the public offering price and, if applicable, the payment of interest accruing prior to the issue date of such additional notes and the first payment of interest following the issue date of such additional notes); provided that if such additional notes are not fungible with the notes of the applicable series offered hereby for U.S. federal income tax purposes, such additional notes will have a separate CUSIP number. Such additional notes may be consolidated and form a single series with, and will have the same terms as to ranking, redemption, waivers, amendments or otherwise as, the applicable series of notes, and will vote together as one class on all matters with respect to such series of notes.

Optional Redemption

We may redeem any series of the notes, at our option, in whole or in part at any time or from time to time at the applicable redemption prices described under this heading “Optional Redemption”.

If we redeem the 2028 notes prior to February 15, 2028 (the date that is one month prior to the maturity date of the 2028 notes) (the “2028 Par Call Date”), the 2029 notes prior to February 15, 2029 (the date that is one month prior to the maturity date of the 2029 notes) (the “2029 Par Call Date”), the 2031 notes prior to August 15, 2031 (the date that is one month prior to the maturity date of the 2031 notes) (the “2031 Par Call Date”), the 2033 notes prior to January 15, 2033 (the date that is two months prior to the maturity date of the 2033 notes) (the “2033 Par Call Date”), the 2036 notes prior to December 15, 2035 (the date that is three months prior to the maturity date of the 2036 notes) (the “2036 Par Call Date”), the 2046 notes prior to September 15, 2045 (the date that is six months prior to the maturity date of the 2046 notes) (the “2046 Par Call Date”), the 2056 notes prior to September 15, 2055 (the date that is six months prior to the maturity date of the 2056 notes) (the “2056 Par Call Date”), or the 2066 notes prior to September 15, 2065 (the date that is six months prior to the maturity date of the 2066 notes) (the “2066 Par Call Date” and, each of the 2028 Par Call Date, the 2029 Par Call Date, the 2031 Par Call Date, the 2033 Par Call Date, the 2036 Par Call Date, the 2046 Par Call Date, and the 2056 Par Call Date, a “Par Call Date”), we will pay a redemption price (expressed as a percentage of principal amount of the notes being redeemed and rounded to three decimal places) equal to the greater of:

(1) (a) the sum of the present values of the remaining scheduled payments of principal and interest on the notes to be redeemed discounted to the redemption date (assuming such notes matured on their applicable Par Call Date) on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the applicable Treasury Rate plus 15 basis points with respect to the 2028 notes, plus 15 basis points with respect to the 2029 notes, plus 20 basis points with respect to the 2031 notes, plus 20 basis points with respect to the 2033 notes, plus 25 basis points with respect to the 2036 notes, plus 25 basis points with respect to the 2046 notes, plus 30 basis points with respect to the 2056 notes and plus 30 basis points with respect to the 2066 notes less (b) interest accrued to the date of redemption, and

(2) 100% of the aggregate principal amount of the notes being redeemed,

plus, in either case, accrued and unpaid interest thereon, if any, to but not including, the redemption date.

On or after the 2028 Par Call Date, with respect to the 2028 notes, the 2029 Par Call Date, with respect to the 2029 notes, the 2031 Par Call Date, with respect to the 2031 notes, the 2033 Par Call Date, with respect to the 2033 notes, the 2036 Par Call Date, with respect to the 2036 notes, the 2046 Par Call Date, with respect to the 2046 notes, the 2056 Par Call Date, with respect to the 2056 notes and the 2066 Par Call Date, with respect to the 2066 notes, we may redeem such notes of the applicable series, in whole or in part, at any time and from time to time, at a redemption price equal to 100% of the aggregate principal amount of the notes being redeemed plus accrued and unpaid interest thereon, if any, to but not including, the redemption date.

“Treasury Rate” means, with respect to any redemption date for a series of notes, the yield applicable to such series of notes determined by us in accordance with the following two paragraphs.

The Treasury Rate shall be determined by us after 4:15 p.m., New York City time (or after such time as yields on U.S. government securities are posted daily by the Board of Governors of the Federal Reserve System), on the third business day preceding the redemption date based upon the yield or yields for the most recent day that appear after such time on such day in the most recent statistical release published by the Board of Governors of the Federal Reserve System designated as “Selected Interest Rates (Daily)—H.15” (or any successor designation or publication) (“H.15”) under the caption “U.S. government securities–Treasury constant maturities–Nominal” (or any successor caption or heading) (“H.15 TCM”). In determining the Treasury Rate, we shall select, as applicable: (1) the yield for the Treasury constant maturity on H.15 exactly equal to the period from the redemption date to the applicable Par Call Date (the “Remaining Life”); or (2) if there is no such Treasury constant maturity on H.15 exactly equal to the Remaining Life, the two yields – one yield corresponding to the Treasury constant maturity on H.15 immediately shorter than and one yield corresponding to the Treasury constant maturity on H.15 immediately longer than the Remaining Life – and shall interpolate to the applicable Par Call Date on a straight-line basis (using the actual number of days) using such yields and rounding the result to three decimal places; or (3) if there is no such Treasury constant maturity on H.15 shorter than or longer than the Remaining Life, the yield for the single Treasury constant maturity on H.15 closest to the Remaining Life. For purposes of this paragraph, the applicable Treasury constant maturity or maturities on H.15 shall be deemed to have a maturity date equal to the relevant number of months or years, as applicable, of such Treasury constant maturity from the redemption date.

If on the third business day preceding the redemption date H.15 TCM is no longer published, we shall calculate the Treasury Rate based on the rate per annum equal to the semi-annual equivalent yield to maturity at 11:00 a.m., New York City time, on the second business day preceding such redemption date of the United States Treasury security maturing on, or with a maturity that is closest to, the applicable Par Call Date, as applicable. If there is no United States Treasury security maturing on such Par Call Date but there are two or more United States Treasury securities with a maturity date equally distant from such Par Call Date, one with a maturity date preceding such Par Call Date and one with a maturity date following such Par Call Date, we shall select the United States Treasury security with a maturity date preceding such Par Call Date. If there are two or more United States Treasury securities maturing on such Par Call Date for such series of notes or two or more United States Treasury securities meeting the criteria of the preceding sentence, we shall select from among these two or more United States Treasury securities the United States Treasury security that is trading closest to par based upon the average of the bid and asked prices for such United States Treasury securities at 11:00 a.m., New York City time. In determining the Treasury Rate in accordance with the terms of this paragraph, the semi-annual yield to maturity of the applicable United States Treasury security shall be based upon the average of the bid and asked prices (expressed as a percentage of principal amount) at 11:00 a.m., New York City time, of such United States Treasury security, and rounded to three decimal places.

Our actions and determinations in determining the redemption price shall be conclusive and binding for all purposes, absent manifest error.

Notice of any redemption will be mailed or electronically delivered (or otherwise transmitted in accordance with the depositary’s procedures) at least 10 days but not more than 60 days before the redemption date to each holder of notes to be redeemed, with a copy to the Trustee.

In the case of a partial redemption, selection of the notes of an applicable series for redemption will be made pro rata, by lot or by such other method as the Trustee in its sole discretion deems appropriate and fair, in accordance with DTC’s (or another depositary’s) procedures. No notes of a principal amount of $2,000 or less will be redeemed in part. If any note of an applicable series is to be redeemed in part only, the notice of redemption that relates to such note will state the portion of the principal amount of the note to be redeemed. A new note in a principal amount equal to the unredeemed portion of the applicable series of note will be issued in the name of the holder of such note upon surrender for cancellation of the original note. For so long as the notes are held by DTC (or another depositary), the redemption of the notes shall be done in accordance with the policies and procedures of such depositary.

Unless we default in payment of the redemption price, on and after the redemption date interest will cease to accrue on the notes of an applicable series or portions thereof called for redemption.

The Trustee and the paying agent shall not be responsible for performing, confirming or investigating any calculations required in connection with a redemption.

Covenants

The indenture will contain one principal covenant (described below under “—Merger, Consolidation or Sales of Assets”), but will not otherwise contain covenants designed to afford holders of the notes any protections in the event of a transaction (including a highly leveraged transaction) involving us that may adversely affect holders of the notes.

In particular, neither we nor any of our subsidiaries will be restricted by the indenture from:

•	incurring any secured or unsecured indebtedness or other obligations;

•	paying dividends or making distributions on our capital stock or the capital stock of our subsidiaries;

•	purchasing or redeeming our capital stock or the capital stock of our subsidiaries; or

•	engaging in sale/leaseback transactions.

In addition, we will not be required to maintain any financial ratios or specified levels of net worth or liquidity or to repurchase or redeem or otherwise modify the terms of the notes upon a change of control or other events involving us or any of our subsidiaries which may adversely affect our and their creditworthiness.

Merger, Consolidation or Sales of Assets

Under the terms of the indenture, we may consolidate with or merge into another person or sell, convey, transfer, lease or otherwise dispose of all or substantially all of our property to any other person, provided that:

(1)

(A) we are the continuing person, or (B) the successor formed from the consolidation or merger or the person that received the transfer of or leases the property (the “continuing entity”) is a person organized and existing under the laws of the United States, any state thereof or the District of Columbia and expressly assumes, by a supplemental indenture, all of our obligations under the notes and the indenture;

(2)	immediately after giving effect to the transaction, no event of default shall have occurred and be continuing under the indenture; and

(3)

we or the continuing entity deliver to the Trustee an officer’s certificate and legal opinion stating that the transaction and (if a supplemental indenture is required in connection with such transaction) the supplemental indenture comply with this covenant and that all conditions precedent in the indenture relating to the transaction have been satisfied.

Upon satisfaction of the foregoing conditions, the continuing entity, if not the Company, shall succeed to, and be substituted for, and may exercise every right and power of the Company under the indenture and we will be released from all obligations and covenants under the indenture and notes; provided that, in the case of a lease of all or substantially all of our property, we will not be released from any of the obligations or covenants under the indenture and the notes.

Notwithstanding the foregoing, any conveyance, transfer or lease of property between or among us and our subsidiaries will not be prohibited under the indenture.

Events of Default

Each of the following is an “event of default” under the indenture for a series of notes:

(1)	a failure to pay principal of or premium, if any, on any note of such series, when due at its stated maturity date, upon any optional redemption, or otherwise;

(2)	a failure to pay interest on any note of such series, for 30 days after the date payment is due and payable, if the time of payment has not been extended or deferred;

(3)

a failure by us to comply with any other covenant relating to the notes of such series, which failure to comply continues for a period of 90 days after written notice to us by the Trustee or to us and the Trustee by the holders of 25% or more in aggregate principal amount of the outstanding notes of that series; and

(4)	the occurrence of various events of bankruptcy, insolvency or reorganization involving us as provided in the indenture.

If an event of default (other than an event of default resulting from various events of bankruptcy, insolvency or reorganization of the Company) with respect to a series of notes occurs and is continuing, then the Trustee or the holders of not less than 25% in aggregate principal amount of the outstanding notes of such series, may, by a notice in writing to us (and to the Trustee if given by the holders), declare to be due and payable immediately the principal of, and accrued and unpaid interest, if any, on the applicable series of notes. In the case of an event of default resulting from various events of bankruptcy, insolvency or reorganization of the Company, the principal (or such specified amount) of and accrued and unpaid interest, if any, on all outstanding notes will become and be immediately due and payable without any declaration or other act on the part of the Trustee or any holder of notes. At any time after a declaration of acceleration with respect to the notes of a series has been made, but before a judgment or decree for payment of the money due has been obtained by the Trustee, the holders of a majority in aggregate principal amount of the outstanding notes of such series may rescind and annul the acceleration if all events of default, other than the nonpayment of accelerated principal and interest, if any, with respect to such notes which have become due solely as a result of such declaration of acceleration, have been cured or waived as provided in the indenture. The holders of a majority in aggregate principal amount of the outstanding notes of such series also have the right to waive past defaults, other than the nonpayment of principal or interest, if any, on any such outstanding note, or in respect of a covenant or a provision that cannot be modified or amended without the consent of all holders of the applicable series of notes.

The indenture provides that the Trustee will be under no obligation to perform any duty, or exercise any of its rights or powers, under the indenture if the Trustee has reasonable grounds to believe that such performance or exercise would require the Trustee to expend or risk its own funds or otherwise incur any financial liability in the performance, unless the Trustee receives indemnity satisfactory to it against any loss, liability or expense. Subject to certain rights of the Trustee, the holders of a majority in principal amount of the outstanding notes of a series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee with respect to such series of notes.

No holder of any note of a series will have any right to institute any proceeding, judicial or otherwise, with respect to the indenture or such series of notes or for the appointment of a receiver or trustee, or for any remedy under the indenture, unless:

•	that holder has previously given to the Trustee written notice of a continuing event of default with respect to such series of notes;

•

the holders of at least 25% in aggregate principal amount of the outstanding notes of such series have made written request to institute the proceeding as Trustee, and offered indemnity reasonably satisfactory to the Trustee against any loss, liability or expense; and

•

within 60 days of the receipt of such written request, the Trustee has not instituted the proceeding and has not received a direction inconsistent with such request from the holders of a majority in aggregate principal amount of the outstanding notes of such series.

Notwithstanding any other provision of the indenture, the holder of any note will have an absolute and unconditional right to receive payment of the principal of and interest on that note on or after the due dates expressed in that note and to institute suit for the enforcement of such payment on or after such dates.

The Trustee will, within 45 days after any default with respect to a series of notes occurs, give notice to the holders of the notes of that series of all defaults with respect to such series of notes known to the Trustee, unless such defaults were already cured or waived. Unless there is a default in paying principal, interest or any premium when due, the Trustee can withhold giving notice of a default to the holders of notes of a series if it determines in good faith that the withholding of notice is in the interest of the holders of such notes.

We are required to furnish to the Trustee an annual statement as to compliance with all conditions and covenants under the indenture.

Discharge

The indenture will permit us to terminate substantially all of our respective obligations under the indenture as they relate to a particular series of notes by depositing with the Trustee money or government obligations sufficient to pay all principal and interest on such series at its maturity or redemption date if the notes of such series will become due and payable at maturity within one year or are to be called for redemption within one year of the deposit; provided that if on the date of the deposit, the interest payable to, but excluding, or any premium payable on, the maturity or redemption date cannot be calculated, the amount deposited shall be sufficient to the extent that an amount is deposited with the Trustee equal to the interest payable to, but excluding, or the premium payable on, the maturity or the redemption date calculated as of the date of the deposit, with any deficit on the maturity or redemption date, as applicable, only required to be deposited with the Trustee on or prior to the maturity or redemption date, as applicable.

Certain Definitions

The indenture contains the following defined terms:

“person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization or government or political subdivision thereof.

“property” means any property or asset, whether real, personal or mixed, or tangible or intangible, including shares of capital stock.

“subsidiary” means any corporation or other entity of which at least a majority of the outstanding capital stock or other equity interests having by the terms thereof ordinary voting power to elect a majority of the directors, managers or trustees of such corporation or other entity, irrespective of whether or not at the time capital stock or other equity securities of any other class or classes of such corporation or other entity shall have or might have voting power by reason of the happening of any contingency, is at the time, directly or indirectly, owned or controlled by us or by one or more of our subsidiaries, or by us and one or more of our subsidiaries.

Amendment, Supplement and Waiver

Without notice to or the consent of any holder, we and the Trustee may amend or supplement the indenture or the notes (such term, as used in this section under the heading “—Amendment, Supplement and Waiver,” shall include any debt security of any series issued under the indenture) of a series to:

•	cure any ambiguity or to correct or supplement any provision of the indenture which may be defective or inconsistent with any other provision in the indenture;

•

comply with the provisions of the indenture regarding the consolidation or merger of the Company or the sale, conveyance, transfer, lease or other disposition of all or substantially all of our properties;

•	create a series and establish the terms of a new series of notes;

•	provide for uncertificated notes in addition to or in place of certificated notes;

•	add to the covenants of the Company for the benefit of the holders of all or any series of notes or to surrender any right or power conferred upon the Company by the indenture;

•	add any additional events of default for the benefit of holders of all or any series of notes;

•	add a guarantor or obligor in respect of any series of notes;

•	secure any series of notes;

•	comply with requirements of the SEC in order to effect or maintain the qualification of the indenture under the Trust Indenture Act;

•

evidence and provide for the acceptance of the appointment of a successor trustee with respect to the notes of one or more series and to add to or change any of the provisions of the indenture or any supplemental indenture as shall be necessary to provide for or facilitate the administration of the trusts under such indenture or supplemental indenture by more than one trustee pursuant to the requirements set forth in the indenture;

•	make any change that does not adversely affect the rights of any holder in any material respect; or

•	conform the provisions of the indenture to the final offering document in respect of any series of notes.

With the exceptions discussed below, we and the Trustee may amend or supplement the indenture or the notes of a series without notice to any holder of the notes but with the written consent of the holders of at least a majority in principal amount of the notes of each series then outstanding affected by the amendment or supplement (voting as one class). In addition, the holders of a majority in principal amount of the notes of each series then outstanding affected by the waiver (voting as one class) may waive any existing default under, or compliance with, any provision of the notes of each such series or of the indenture relating to such notes, other than as described in the following paragraph. These consents and waivers may be obtained in connection with a purchase of, or tender offer or exchange offer for, the notes.

Without the consent of each holder affected, we and the Trustee may not:

•

change the stated maturity of the principal of, or any installment of principal of or interest thereon, or reduce the principal amount thereof or the rate of interest thereon or any premium payable upon the redemption thereof, or change any place of payment where, or the coin or currency in which, such notes or any premium or interest thereon is payable, or impair the right to institute suit for the enforcement of any such payment on or after the stated maturity thereof (or, in the case of redemption, on or after the redemption date);

•

make any change to the provision of the indenture relating to the waiver of past defaults, except to increase the percentage in principal amount of notes of any series the consent of whose holders is required for any waiver or to provide that certain other provisions of the indenture cannot be modified or waived without the consent of the holder of each outstanding note affected thereby;

•

waive a continuing default or event of default in the payment of principal of or interest on the notes or a continuing default or event of default in respect of a covenant or provision of the indenture that cannot be modified or amended without the consent of all holders of the applicable notes; or

•	reduce the percentage in principal amount of notes of any series the consent of whose holders is required for any amendment, supplement or waiver.

Any supplemental indenture which changes or eliminates any covenant or other provision of the indenture which shall have been included expressly and solely for the benefit of one or more particular series of notes, or which modifies the rights of the holders of notes of such series with respect to such covenant or other provision, shall be deemed not to affect the rights of the holders of notes of any other series.

The right of any holder of notes to participate in any consent required or sought pursuant to any provision of the indenture, and our obligation to obtain any such consent otherwise required from such holder, may be subject to the requirement that such holder shall have been the holder of record of notes with respect to which such consent is required or sought as of a record date fixed by us in accordance with the indenture.

Governing Law

The indenture and the notes shall be governed by and construed in accordance with the laws of the State of New York.

Payment and Transfer or Exchange

Principal of and premium, if any, and interest on the notes will be payable, and the notes may be exchanged or transferred, at the office or agency we maintain for such purpose (which initially will be the corporate trust office of the Trustee). We may at any time designate additional paying agents, rescind the designation of any paying agent or approve a change in the office through which any paying agent acts.

Payment of principal of and premium, if any, and interest on a global note registered in the name of or held by The Depository Trust Company (“DTC”) or its nominee will be made in immediately available funds to DTC or its nominee, as the case may be, as the registered holder of such global note. If the notes are no longer represented by a global note, payment of interest on certificated notes in definitive form may, at our option, be made by (i) check mailed directly to holders at their registered addresses or (ii) upon request of any holder of at least $1,000,000 principal amount of notes, wire transfer to an account located in the United States maintained by the payee. See “—Book-Entry; Delivery and Form; Global Notes; General” below.

We will make any required interest payments to the person in whose name a note is registered at the close of business on the record date, whether or not a business day, for the interest payment.

A holder may transfer or exchange any certificated notes in definitive form at the location described in the first paragraph under the heading “—Payment and Transfer or Exchange.” No service charge will be made for any registration of transfer or exchange of notes, but we may require payment of a sum sufficient to cover any transfer tax or other similar governmental charge payable in connection therewith. Neither we nor the Trustee are required to transfer or exchange any note selected for redemption or transfer or exchange any notes for a period of 15 days before a selection of notes to be redeemed or repurchased. Any notice required to be delivered pursuant to the indenture may, to the extent permitted by applicable procedures or regulations, be delivered electronically.

The registered holder of a note will be treated as the owner of that note for all purposes (subject to the rights of the registered holders of such note as of a record date prior thereto to receive interest due on such note on the applicable interest payment date).

All amounts of principal of and premium, if any, and interest on the notes paid by us to the Trustee or paying agent that remain unclaimed for two years will be repaid to us, and the holders of such notes will thereafter look solely to us for payment unless applicable abandoned property law designates another person.

Same-Day Settlement and Payment

The notes will trade in the same-day funds settlement system of DTC until maturity or until we issue the notes in certificated form. DTC will therefore require secondary market trading activity in the notes to settle in immediately available funds. Secondary market trading between Clearstream (as defined below) participants and/or Euroclear (as defined below) participants will occur in the ordinary way in accordance with the applicable rules and operating procedures of Clearstream or Euroclear, as applicable, and will be settled using the procedures applicable to conventional eurobonds in immediately available funds. We can give no assurance as to the effect, if any, of settlement in immediately available funds on trading activity in the notes.

Book-Entry; Delivery and Form; Global Notes; General

The notes will be issued in minimum denominations of $2,000 with integral multiples of $1,000 thereof. Initially, the notes will be represented by one or more permanent global certificates (the “global notes”) (which may be subdivided) in definitive, fully registered form without interest coupons. The global notes will be issued on the issue date only against payment in immediately available funds.

The global notes will be deposited upon issuance with the Trustee as custodian for DTC in its corporate trust office, and registered in the name of Cede & Co. (DTC’s partnership nominee) or another DTC nominee for credit to an account of a direct or indirect participant in DTC, as described below under “—Depositary Procedures.” Except as set forth below, the global notes may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the global notes may not be exchanged for notes in certificated form except in the limited circumstances described below under “—Exchange of Book-Entry Notes for Certificated Notes.” Except in the limited circumstances described below, owners of beneficial interests in the global notes will not be entitled to receive physical delivery of certificated notes.

Transfers of beneficial interests in the global notes will be subject to the applicable rules and procedures of DTC and its direct or indirect participants (including, if applicable, those of Euroclear System (“Euroclear”) and Clearstream Banking S.A. (“Clearstream”)), which may change from time to time.

Depositary Procedures

The information in this section is provided solely as a matter of convenience. The operations and procedures of DTC, Euroclear and Clearstream are solely within the control of the respective settlement systems and are subject to changes by them. We, the Trustee and the paying agent take no responsibility for these operations and procedures and we urge investors to contact the system or their participants directly to discuss these matters.

DTC has advised as follows: DTC is a limited-purpose trust company organized under New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities of institutions that have accounts with DTC (“participants”) and to facilitate the clearance and settlement of securities transactions among its participants in such securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. DTC’s participants include securities brokers and dealers (which may include the initial purchasers), banks, trust companies, clearing corporations and certain other organizations. Access to DTC’s system is also available to other entities such as banks, brokers, dealers, trust companies and clearing corporations that clear through or maintain a custodial relationship with a DTC participant, either directly or indirectly, which entities are referred to as “indirect participants.” Persons who are not DTC participants may beneficially own securities held by or on behalf of DTC only through participants or indirect participants. DTC has no knowledge of the identity of beneficial owners of securities held by or on behalf of DTC. DTC’s records reflect only the identity of its participants to whose accounts securities are credited. The ownership interests and transfer of ownership interests of each beneficial owner of each security held by or on behalf of DTC are recorded on the records of DTC’s participants and indirect participants.

We expect that, pursuant to the procedures established by DTC:

•

upon deposit of the global notes, DTC will credit, on its book-entry registration and transfer system, the accounts of its participants designated by the underwriters with portions of the respective principal amount of the beneficial interest represented by the global notes; and

•

ownership of such interests in the global notes will be shown on, and the transfer of ownership of these interests will be effected only through, records maintained by DTC (with respect to the participants) or by the participants and the indirect participants (with respect to other owners of beneficial interests in the global notes).

Investors in the global notes who are participants in DTC’s system may hold their interests therein directly through DTC. Investors in the global notes who are not participants may hold their interests therein indirectly through organizations which are participants in such system. Euroclear and Clearstream may hold interests in the global notes on behalf of their participants through customers’ securities accounts in their respective names on the books of their respective depositories. All interests in the global notes, including those held through Euroclear or Clearstream, will be subject to the procedures and requirements of DTC. Those interests held through Euroclear or Clearstream may also be subject to the procedures and requirements of such systems. The laws of some states require that certain persons take physical delivery of certificates evidencing securities they own. Consequently, the ability to transfer beneficial interests in the global notes to such persons will be limited to that extent. Because DTC can act only on behalf of its participants, which in turn act on behalf of indirect participants, the ability of beneficial owners of interests in the global notes to pledge such interests to persons or entities that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests.

Except as described below, owners of interests in the global notes will not have notes registered in their names, will not receive physical delivery of notes in certificated form and will not be considered the registered owners or “holders” thereof under the indenture for any purpose.

Payments in respect of the principal of, and interest and premium, if any, on a global note registered in the name of DTC or its nominee will be payable to DTC in its capacity as the registered holder under the indenture. Under the terms of the indenture, we, the paying agent and the Trustee will treat the persons in whose names the notes, including the global notes, are registered as the owners thereof for the purpose of receiving such payments and for any and all other purposes, whether or not the notes be overdue, and neither we nor the Trustee nor any such agent shall be affected by notice to the contrary.

Beneficial owners may experience delays in receiving distributions on their notes because distributions will initially be made to DTC and they must be transferred through the chain of intermediaries to the beneficial owner’s account. Payments by DTC participants to you will be the responsibility of the DTC participant and not of DTC, the Trustee, the paying agent or us. Consequently, neither we nor the Trustee nor any of our or the Trustee’s respective agents has or will have any responsibility or liability for:

•

any aspect of DTC’s records or any participant’s or indirect participant’s records relating to or payments made on account of beneficial ownership interests in the global notes, or for maintaining, supervising or reviewing any of DTC’s records or any participant’s or indirect participant’s records relating to the beneficial ownership interests in the global notes; or

•	any other matter relating to the actions and practices of DTC or any of its participants or indirect participants.

It is our understanding that, under DTC’s current practice, upon receipt of any payment in respect of the notes (including principal and interest), is to credit the accounts of the relevant participants with the payment on the payment date unless DTC has reason to believe it will not receive payment on such payment date. The account of each relevant participant is credited with an amount proportionate to the amount of its interest in the principal amount of the global notes as shown on the records of DTC. Payments by the participants and the indirect participants to the beneficial owners of notes will be governed by standing instructions and customary practices, and will be the responsibility of the participants or the indirect participants and will not be the responsibility of DTC, the Trustee, the paying agent or us. Neither we nor the Trustee (in any of its capacities) will be liable for any delay by DTC or any of its participants in identifying the beneficial owners of the notes, and we and the Trustee (in any of its capacities) may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.

Transfers between participants in DTC will be effected in accordance with DTC’s procedures, and will be settled in same-day funds. Transfers between participants in Euroclear and Clearstream will be effected in accordance with their respective rules and operating procedures.

Subject to compliance with the transfer restrictions applicable to the notes described herein, cross-market transfers between the participants in DTC, on the one hand, and Euroclear or Clearstream participants, on the other hand, will be effected through DTC in accordance with DTC’s rules on behalf of Euroclear or Clearstream, as the case may be, by its respective depositary; however, such cross-market transactions will require delivery of instructions to Euroclear or Clearstream, as the case may be, by the counterparty in such system in accordance with the rules and procedures and within the established deadlines of such system. Euroclear or Clearstream, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the relevant global note in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear participants and Clearstream participants may not deliver instructions directly to the depositories for Euroclear or Clearstream. Because of time zone differences, credits of notes received through Clearstream or Euroclear as a result of a transaction with a DTC participant will be made during subsequent securities settlement processing and dated the business day following the DTC settlement date.

We understand that DTC will take any action permitted to be taken by a holder of notes only at the direction of one or more participants to whose account DTC has credited the interests in the global notes and only in respect of such portion of the aggregate principal amount of the notes as to which such participant or participants has or have given such direction.

Although we understand that DTC, Euroclear and Clearstream have agreed to the procedures described above to facilitate transfers of interests in the global notes among participants in DTC, Euroclear and Clearstream, they are under no obligation to perform or to continue to perform those procedures, and those procedures may be discontinued or changed at any time. Neither we nor the Trustee (in any of its capacities) will have any responsibility for the performance by DTC, Euroclear or Clearstream or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Exchange of Book-Entry Notes for Certificated Notes

The global notes are exchangeable for certificated notes in definitive, fully registered form without interest coupons only in the following limited circumstances:

•

DTC (1) notifies us that it is unwilling or unable to continue as depositary for the global notes or (2) has ceased to be a clearing agency registered under the Exchange Act, and in either case, we fail to appoint a successor depositary within 90 days;

•	we notify the Trustee in writing that we have elected to cause the issuance of certificated notes under the indenture; or

•	an event of default has occurred and is continuing with respect to the notes of such series and the registrar has received a request from DTC to issue definitive notes of such series.

In all cases, certificated notes delivered in exchange for any global notes or beneficial interests therein will be registered in the names, and issued in any approved denominations, requested by or on behalf of DTC (in accordance with its customary procedures).

Neither we nor the Trustee (in any of its capacities) will be liable for any delay by DTC or its nominee in identifying the holders of beneficial interests in the global notes, and each such person may conclusively rely on, and will be protected in relying on, instructions from DTC for all purposes (including with respect to the registration and delivery, and the respective principal amounts, of the certificated notes to be issued).

The information in this section of this prospectus concerning DTC and DTC’s book-entry system has been obtained from sources that we believe to be reliable, but we do not take responsibility for this information.

Notices

Any notices required to be given to the holders of the notes will be given to DTC, as the registered holder of the global notes. In the event that the global notes are exchanged for notes in definitive form, notices to holders of the notes will be sent electronically or mailed by first-class mail, postage prepaid, to the addresses that appear on the register of noteholders maintained by the registrar.

The Trustee

The Trustee’s current address is U.S. Bank Trust Company, National Association, 633 West Fifth Street, 24th Floor, Los Angeles, CA 90071, Attention: Corporate Trust Services (Salesforce). The Trustee is one of a number of banks with which we maintain ordinary banking relationships.

The indenture provides that, except during the continuance of an event of default, the Trustee need perform only such duties as are specifically set forth in the indenture. During the existence of an event of default with respect to notes of any series, the Trustee must, prior to the receipt of direction from the holders of a majority in principal amount of the notes of such series, exercise its rights and powers and use the same degree of care and skill in their exercise as a prudent person would exercise or use under the circumstances in the conduct of such person’s own affairs.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

The following is a summary of the material U.S. federal income tax consequences to U.S. Holders and Non-U.S. Holders (each as defined herein) relating to an investment in the notes by U.S. Holders and Non-U.S. Holders who acquire the notes in the initial offering at their issue price (i.e., the first price at which a substantial amount of notes is sold to purchasers (other than bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers) for cash) and hold them as “capital assets” within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”) (generally, property held for investment). This discussion does not address tax consequences relevant to subsequent purchasers of the notes. This discussion is based on current provisions of the Code, U.S. Treasury regulations promulgated thereunder (“Treasury Regulations”), rulings and other administrative pronouncements issued by the U.S. Internal Revenue Service (the “IRS”) and judicial decisions, all as in effect as of the date hereof and all of which are subject to change or differing interpretations (possibly on a retroactive basis), and any such change could affect the accuracy of the statements and conclusions set forth herein. This discussion is not binding on the IRS or the courts and, therefore, could be subject to challenge, which could be sustained. We believe, and by acquiring any notes each beneficial holder of a note will agree, that the notes will be treated as debt instruments for U.S. federal income tax purposes, and this discussion assumes such treatment.

This discussion is for general information only and does not address all aspects of U.S. federal income taxation that may be relevant to a particular prospective purchaser in light of his, her or its particular facts and circumstances, and does not apply to prospective purchasers subject to special treatment under U.S. federal income tax laws (such as broker-dealers, traders in securities that elect to use a mark-to-market method of accounting, banks and other financial institutions, insurance companies, tax-exempt entities, grantor trusts, persons who hold notes as part of a hedging, integrated, straddle, conversion or constructive sale transaction for U.S. federal income tax purposes, persons subject to the alternative minimum tax, retirement plans, individual retirement accounts or other tax-deferred accounts, certain former citizens or long-term residents of the United States subject to U.S. federal income tax as expatriates, controlled foreign corporations, real estate investment trusts, regulated investment companies, accrual method holders subject to special tax accounting rules as a result of their use of financial statements, U.S. Holders having a “functional currency” other than the U.S. dollar, passive foreign investment companies, subchapter S corporations, partnerships, other pass-through entities or other entities or arrangements treated as partnerships for U.S. federal income tax purposes (and investors therein), persons holding the notes through a “hybrid entity”, U.S. Holders holding the notes through non-U.S. brokers or other intermediaries, or dealers or traders in securities or currencies), all of whom may be subject to tax rules that differ from those summarized below. Moreover, this discussion does not address any non-U.S., state or local tax consequences, or any U.S. federal tax consequences other than U.S. federal income tax consequences. In addition, this discussion does not address the tax consequences arising under the unearned income Medicare contribution tax pursuant to the Health Care and Education Reconciliation Act of 2010 nor, except as explicitly described below, pursuant to the Foreign Account Tax Compliance Act of 2010 (including the Treasury Regulations issued thereunder and intergovernmental agreements entered into pursuant thereto) (collectively, “FATCA”).

PROSPECTIVE PURCHASERS OF THE NOTES ARE URGED TO CONSULT THEIR TAX ADVISORS AS TO THE PARTICULAR TAX CONSEQUENCES APPLICABLE TO THEM RELATING TO THEIR INVESTMENT IN THE NOTES, INCLUDING THE U.S. FEDERAL, STATE, LOCAL AND NON-U.S. TAX CONSEQUENCES OF AN INVESTMENT IN THE NOTES, AS WELL AS THE APPLICATION AND EFFECT OF ANY U.S. FEDERAL, STATE, LOCAL OR NON-U.S. TAX LAWS OR ANY TAX TREATY, AND ANY CHANGES IN APPLICABLE TAX LAWS AND ANY PENDING OR PROPOSED LEGISLATION OR REGULATIONS.

A “U.S. Holder” means a beneficial owner of a note (as determined for U.S. federal income tax purposes) that, for U.S. federal income tax purposes, is:

•	an individual who is a citizen or resident of the United States;

•	a corporation (or entity treated as a corporation) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or

•

a trust, (i) the administration of which is subject to the primary supervision of a court within the United States and for which one or more United States persons have the authority to control all substantial decisions of the trust or (ii) that has a valid election in effect under applicable Treasury Regulations to be treated as a United States person.

A “Non-U.S. Holder” means a beneficial owner of a note (as determined for U.S. federal income tax purposes) that is not a U.S. Holder or a partnership (or other entity or arrangement treated as a partnership for U.S. federal income tax purposes).

If an entity or arrangement treated as a partnership for U.S. federal income tax purposes holds a note, the U.S. federal income tax treatment of the partnership and its partners generally will depend upon the status of the partner and the activities of the partnership. Partnerships holding a note and their partners should consult their tax advisors concerning the tax consequences of making an investment in the notes.

The terms of the notes provide for payments by us in excess of stated interest or principal, or prior to their scheduled payment dates, under certain circumstances. The possibility of such payments may implicate special rules under Treasury Regulations governing “contingent payment debt instruments.” According to those Treasury regulations, the possibility that such payments of excess or accelerated amounts will be made will be disregarded if there is only a remote or incidental chance as of the date the notes are issued that such payments will be made. We intend to take the position that the likelihood that such payments will be made is remote or incidental within the meaning of the applicable Treasury regulations. Our position that these contingencies are remote or incidental is binding on a holder of the notes unless such holder discloses its contrary position to the IRS in the manner required by applicable Treasury Regulations. Our position is not, however, binding on the IRS, and if the IRS were to challenge this position successfully, a holder of the notes might be required to, among other things, accrue interest income based on a projected payment schedule and comparable yield, which may be in excess of stated interest, and treat as ordinary income rather than capital gain any income realized on the taxable disposition of a note. In the event a contingency described above occurs, it could affect the amount, timing and character of the income or loss recognized by a holder. Prospective holders should consult their own tax advisors regarding the tax consequences if the notes were treated as contingent payment debt instruments. The remainder of this discussion assumes that the notes will not be considered contingent payment debt instruments.

It is anticipated, and the following discussion assumes, that the issue price of the notes will be equal to the stated principal amount or, if the issue price is less than the stated principal amount, the difference will be a de minimis amount (as set forth in the applicable Treasury regulations).

U.S. Holders

Interest

Interest on a note generally will be taxable to a U.S. Holder as ordinary interest income at the time it is received or accrued, in accordance with the U.S. Holder’s regular method of accounting for U.S. federal income tax purposes.

Sale, Exchange, Retirement or Other Taxable Disposition of a Note

A U.S. Holder generally will recognize gain or loss upon the sale, exchange, redemption or other taxable disposition of a note equal to the difference, if any, between (a) the sum of the cash and the fair market value of any property received on such disposition (other than amounts properly attributable to accrued but unpaid interest, which amounts will be treated as interest income as described above under “—Interest”) and (b) such U.S. Holder’s adjusted tax basis in the note.

A U.S. Holder’s adjusted tax basis in a note generally will be equal to the amount that such U.S. Holder paid for the note. Any such gain or loss generally will be capital gain or loss, and will be long-term capital gain or loss, if, at the time of such disposition, the U.S. Holder will have held the note for a period of more than one year. Long-term capital gains of non-corporate U.S. Holders (including individuals) are eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations.

Non-U.S. Holders

Interest

Subject to the discussion below under “Information Reporting and Backup Withholding” and “FATCA,” a Non-U.S. Holder generally will not be subject to U.S. federal income or withholding tax on interest paid or accrued on a note if the Non-U.S. Holder satisfies the following requirements:

(i)

the interest is not effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States (or, if certain tax treaties apply, if such interest is not attributable to a permanent establishment or fixed base within the United States maintained by the Non-U.S. Holder);

(ii)

the Non-U.S. Holder does not actually or constructively own 10% or more of the total combined voting power of all classes of our stock entitled to vote and is not a “controlled foreign corporation” with respect to which we are a “related person” within the meaning of the Code;

(iii)

either (a) the beneficial owner of the notes provides the applicable withholding agent with a properly completed and executed IRS Form W-8BEN or IRS Form W-8BEN-E (or successor form), as applicable, certifying, under penalties of perjury, that it is not a U.S. person and providing its name and address or (b) a financial institution that holds the notes on behalf of the beneficial owner certifies to the applicable withholding agent, under penalties of perjury, that it has received such properly completed and executed IRS Form W-8BEN or IRS Form W-8BEN-E (or successor form), as applicable, from the beneficial owner or an intermediate financial institution and provides the applicable withholding agent with a copy thereof; and

(iv)	neither we nor our paying agent has actual knowledge or reason to know that the beneficial owner of the note is a U.S. person.

If a Non-U.S. Holder does not satisfy the requirements described above, and does not establish that the interest is effectively connected with the Non-U.S. Holder’s conduct of a trade or business in the United States (as discussed below), interest paid on the notes generally will be subject to U.S. federal withholding tax at a 30% rate (or a lower applicable treaty rate, provided certain certification requirements are met). In order to claim an exemption from or reduction of withholding tax under an applicable income tax treaty, a Non-U.S. Holder generally must furnish to the applicable withholding agent a properly executed IRS Form W-8. Non-U.S. Holders eligible for an exemption from or reduced rate of U.S. federal withholding tax under an applicable income tax treaty may obtain a refund of any excess amounts withheld by timely filing an appropriate claim with the IRS. Non-U.S. Holders should consult their own tax advisors regarding their entitlement to benefits under an applicable income tax treaty and the requirements for claiming any such benefits.

If the interest paid or accrued on a note is effectively connected with the conduct by a Non-U.S. Holder of a trade or business within the United States (and, if an income tax treaty so requires and the Non-U.S. Holder complies with applicable certification and other requirements to claim treaty benefits, is attributable to a permanent establishment maintained by the Non-U.S. Holder in the United States), such payment or accrual will be subject to U.S. federal income tax on a net basis at the rates generally applicable to U.S. persons. In addition, if such Non-U.S. Holder is a foreign corporation, such Non-U.S. Holder also may be subject to a “branch profits tax” equal to 30% (or such lower rate provided by an applicable treaty) of its effectively connected earnings and profits for the taxable year, subject to certain adjustments. If the interest paid or accrued on a note is subject to U.S. federal income tax on a net basis in accordance with the rules described in the preceding two sentences, payments of interest will not be subject to U.S. withholding tax so long as the Non-U.S. Holder provides the applicable payor with a properly completed IRS Form W-8ECI (or an appropriate substitute or successor form) on which the Non-U.S. Holder certifies that interest on the notes is effectively connected with the Non-U.S. Holder’s conduct of a trade or business in the United States.

Sale, Exchange, Retirement or Other Taxable Disposition of a Note

Subject to the discussion below under “Information Reporting and Backup Withholding” and “FATCA,” and except with respect to accrued and unpaid interest, which will be treated as described above under “—Interest,” any gain realized by a Non-U.S. Holder on the sale, exchange or other taxable disposition (including a retirement or redemption) of a note generally will not be subject to U.S. federal income or withholding tax unless (i) such gain is effectively connected with the conduct by such Non-U.S. Holder of a trade or business within the United States (and, if an income tax treaty so requires and the holder complies with applicable certification and other requirements to claim treaty benefits, is attributable to a permanent establishment maintained by the Non-U.S. Holder in the United States) or (ii) the Non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of the disposition and certain other conditions are satisfied.

In the case described above in (i), gain or loss recognized on the disposition of such notes will generally be subject to U.S. federal income tax on a net basis at the rates generally applicable to U.S. persons and, in the case of a Non-U.S. Holder that is a foreign corporation, may also be subject to an additional branch profits tax at a rate of 30% (or a lower applicable treaty rate). In the case described above in (ii), the Non-U.S. Holder generally will be subject to 30% tax (or lower applicable treaty rate) on any capital gain recognized on the disposition of the notes, which may be offset by certain United States source capital losses.

Information Reporting and Backup Withholding

Information reporting generally will apply to payments of interest on the notes and to the proceeds of a sale or other taxable disposition of a note paid to a U.S. Holder unless the U.S. Holder is an exempt recipient. U.S. federal backup withholding (currently at a rate of 24%) generally will apply to such payments if the U.S. Holder fails to provide the applicable withholding agent with a properly completed and executed IRS Form W-9 providing such U.S. Holder’s correct taxpayer identification number and certifying that such U.S. Holder is not subject to backup withholding or to otherwise establish an exemption.

A Non-U.S. Holder may be required to provide a properly executed IRS Form W-8 to establish that the Non-U.S. Holder is not a U.S. person, or otherwise establish an exemption, in order to avoid information reporting and backup withholding tax with respect to our payment of principal and interest on, or the proceeds of the sale or other taxable disposition of, a note. In addition, the name and address of the beneficial owner and the amount of interest paid on a note, as well as the amount of any tax withheld are generally required to be reported to the IRS. Copies of these information returns may also be made available under the provisions of a specific treaty or agreement to the tax authorities of the country in which the Non-U.S. Holder resides.

Backup withholding is not an additional tax. Amounts withheld under the backup withholding rules will be allowed as a refund or a credit against that holder’s U.S. federal income tax liability, if any, provided the required information is timely furnished to the IRS.

FATCA

Under certain circumstances, FATCA imposes a withholding tax of 30% on payments of interest on, and, after December 31, 2018, the gross proceeds from a disposition of, the notes made to certain foreign entities (whether such foreign entities are beneficial owners or intermediaries), unless various information reporting and due diligence requirements are satisfied. However, proposed Treasury regulations eliminate FATCA withholding on payments of gross proceeds entirely. Taxpayers generally may rely on these proposed Treasury regulations until final Treasury regulations are issued. Prospective investors that are, or intend to hold the notes through, foreign entities should consult their own tax advisors regarding the possibility of withholding under FATCA.

UNDERWRITING (CONFLICTS OF INTEREST)

J.P. Morgan Securities LLC, BofA Securities, Inc., Barclays Capital Inc., Citigroup Global Markets Inc. and Wells Fargo Securities, LLC are acting as representatives of each of the underwriters named below. Subject to the terms and conditions set forth in a firm commitment underwriting agreement among us and the underwriters, we have agreed to sell to the underwriters, and each of the underwriters has agreed, severally and not jointly, to purchase from us, the principal amount of notes set forth opposite its name below:

Underwriters	Principal Amount of 2028 Notes	Principal Amount of 2029 Notes	Principal Amount of 2031 Notes	Principal Amount of 2033 Notes	Principal Amount of 2036 Notes	Principal Amount of 2046 Notes	Principal Amount of 2056 Notes	Principal Amount of 2066 Notes
J.P. Morgan Securities LLC	$525,000,000	$637,500,000	$562,500,000	$412,500,000	$675,000,000	$225,000,000	$562,500,000	$150,000,000
BofA Securities, Inc.	385,000,000	467,500,000	412,500,000	302,500,000	495,000,000	165,000,000	412,500,000	110,000,000
Barclays Capital Inc.	332,500,000	403,750,000	356,250,000	261,250,000	427,500,000	142,500,000	356,250,000	95,000,000
Citigroup Global Markets Inc.	332,500,000	403,750,000	356,250,000	261,250,000	427,500,000	142,500,000	356,250,000	95,000,000
Wells Fargo Securities, LLC	332,500,000	403,750,000	356,250,000	261,250,000	427,500,000	142,500,000	356,250,000	95,000,000
Deutsche Bank Securities Inc	237,125,000	287,938,000	254,063,000	186,312,000	304,875,000	101,625,000	254,062,000	67,750,000
RBC Capital Markets, LLC	237,125,000	287,938,000	254,063,000	186,312,000	304,875,000	101,625,000	254,062,000	67,750,000
Santander US Capital Markets LLC	237,125,000	287,938,000	254,063,000	186,312,000	304,875,000	101,625,000	254,062,000	67,750,000
Morgan Stanley & Co. LLC	183,750,000	223,125,000	196,875,000	144,375,000	236,250,000	78,750,000	196,875,000	52,500,000
BNP Paribas Securities Corp.	149,625,000	181,687,000	160,312,000	117,563,000	192,375,000	64,125,000	160,313,000	42,750,000
TD Securities (USA) LLC	149,625,000	181,687,000	160,312,000	117,563,000	192,375,000	64,125,000	160,313,000	42,750,000
U.S. Bancorp Investments, Inc.	149,625,000	181,687,000	160,312,000	117,563,000	192,375,000	64,125,000	160,313,000	42,750,000
Goldman Sachs & Co. LLC	77,000,000	93,500,000	82,500,000	60,500,000	99,000,000	33,000,000	82,500,000	22,000,000
MUFG Securities Americas Inc.	77,000,000	93,500,000	82,500,000	60,500,000	99,000,000	33,000,000	82,500,000	22,000,000
PNC Capital Markets LLC	77,000,000	93,500,000	82,500,000	60,500,000	99,000,000	33,000,000	82,500,000	22,000,000
Academy Securities, Inc.	8,750,000	10,625,000	9,375,000	6,875,000	11,250,000	3,750,000	9,375,000	2,500,000
Siebert Williams Shank & Co., LLC	8,750,000	10,625,000	9,375,000	6,875,000	11,250,000	3,750,000	9,375,000	2,500,000

Total	$3,500,000,000	$4,250,000,000	$3,750,000,000	$2,750,000,000	$4,500,000,000	$1,500,000,000	$3,750,000,000	$1,000,000,000

Subject to the terms and conditions set forth in the underwriting agreement, the underwriters have agreed, severally and not jointly, to purchase all of the notes sold under the underwriting agreement if any of these notes are purchased. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the nondefaulting underwriters may be increased.

We have agreed to indemnify the underwriters and their controlling persons against certain liabilities in connection with this offering, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in respect of those liabilities.

The underwriters are offering the notes, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the notes, and other conditions contained in the underwriting agreement, such as the receipt by the underwriters of officer’s certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

Commissions and Discounts

The following table shows the underwriting discounts to be paid by us in connection with this offering.

Paid By Us
Per 2028 Note	0.100%
Per 2029 Note	0.150%
Per 2031 Note	0.250%
Per 2033 Note	0.300%
Per 2036 Note	0.400%
Per 2046 Note	0.600%
Per 2056 Note	0.750%
Per 2066 Note	0.750%
Total	$90,125,000

The representatives have advised us that the underwriters propose initially to offer the notes to the public at the public offering prices set forth on the cover page of this prospectus supplement and to certain dealers at such price less a concession not in excess of 0.060% of the principal amount of the 2028 Notes, not in excess of 0.100% of the principal amount of the 2029 Notes, not in excess of 0.150% of the principal amount of the 2031 Notes, not in excess of 0.200% of the principal amount of the 2033 Notes, not in excess of 0.250% of the principal amount of the 2036 Notes, not in excess of 0.350% of the principal amount of the 2046 Notes, not in excess of 0.450% of the principal amount of the 2056 Notes, and not in excess of 0.450% of the principal amount of the 2066 Notes. Any underwriter may allow, and any such dealer may reallow, a concession not in excess of 0.040% of the principal amount of the 2028 Notes, not in excess of 0.050% of the principal amount of the 2029 Notes, not in excess of 0.100% of the principal amount of the 2031 Notes, not in excess of 0.100% of the principal amount of the 2033 Notes, not in excess of 0.150% of the principal amount of the 2036 Notes, not in excess of 0.250% of the principal amount of the 2046 Notes, not in excess of 0.300% of the principal amount of the 2056 Notes and not in excess of 0.300% of the principal amount of the 2066 Notes to certain other dealers. After the initial offering, the public offering prices, concessions or any other term of the offering may be changed.

The expenses of the offering, not including the underwriting discount, are estimated at $52.1 million and are payable by us. The underwriters have agreed to reimburse us for certain of our expenses in connection with the offering. J. Wood Capital Advisors LLC is acting as our financial advisor for this offering, for which we will pay it a customary advisory fee. J. Wood Capital Advisors LLC is not acting as an underwriter under the underwriting agreement and will not offer or sell any securities in this offering.

New Issue of Notes

The notes are new issues of securities with no established trading market. We do not intend to apply for listing of the notes on any national securities exchange or for inclusion of the notes on any automated dealer quotation system. We have been advised by the underwriters that they presently intend to make a market in the notes of each series after the completion of the offering. However, they are under no obligation to do so and may discontinue any market-making activities at any time without any notice. We cannot assure the liquidity of the trading market for the notes or that an active public market for the notes will develop. If an active public trading market for the notes does not develop, the market price and liquidity of the notes may be adversely affected. If the notes are traded, they may trade at a discount from their initial offering prices, depending on prevailing interest rates, the market for similar securities, our operating performance and financial condition, general economic conditions and other factors.

Settlement

We expect that delivery of the notes will be made to investors on or about March 13, 2026, which will be the second business day following the date of this prospectus supplement (such settlement being referred to as “T+2”). Under Rule 15c6-1 under the Securities Exchange Act of 1934, as amended, trades in the secondary market are required to settle in one business day, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade such notes prior to the first business day before the scheduled settlement date will be required, by virtue of the fact that the notes will initially settle in T+2, to specify an alternate settlement arrangement at the time of any such trade to prevent a failed settlement. Purchasers of the notes who wish to trade the notes prior to their date of delivery hereunder should consult their advisors.

Short Positions

In connection with the offering, the underwriters may purchase and sell the notes in the open market. These transactions may include short sales and purchases on the open market to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater principal amount of notes than they are required to purchase in the offering. The underwriters must close out any short position by purchasing notes in the open market. A short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the notes in the open market after pricing that could adversely affect investors who purchase in the offering.

Similar to other purchase transactions, the underwriters’ purchases to cover the syndicate short sales may have the effect of raising or maintaining the market price of the notes or preventing or retarding a decline in the market price of the notes. As a result, the prices of the notes may be higher than the prices that might otherwise exist in the open market.

Neither we nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the prices of the notes. In addition, neither we nor any of the underwriters make any representation that the representatives will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

Other Relationships

The underwriters are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, principal investment, hedging, financing and brokerage activities. The underwriters and their respective affiliates have in the past performed commercial banking, investment banking and advisory services for us from time to time for which they have received customary fees and reimbursement of expenses and may, from time to time, engage in transactions with and perform services for us in the ordinary course of their business for which they may receive customary fees and reimbursement of expenses. In the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (which may include bank loans and/or credit default swaps) for their own account and for the accounts of their customers and may at any time hold long and short positions in such securities and instruments. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. In addition, affiliates of some of the underwriters are lenders, and in some cases agents or managers for the lenders, under the Informatica 364-Day Term Loan Facility, the Informatica Three-Year Term Loan Facility and our revolving credit facility, and may become lenders under commercial paper facilities, if any, and the Five-Year Term Loan Facility and may be counterparties to one or more of the ASR Agreements. In addition, U.S. Bancorp Investments, Inc., one of the underwriters, is an affiliate of the trustee under the indenture governing the notes.

If any one underwriter, together with its affiliates, were to receive 5% or more of the net proceeds of this offering, such underwriters would be deemed to have a “conflict of interest” within the meaning of FINRA

Rule 5121. Accordingly, this offering will be conducted in accordance with Rule 5121. However, in accordance with FINRA Rule 5121, no “qualified independent underwriter” is required because the notes are investment grade-rated by one or more nationally recognized statistical rating agencies.

In addition, if any of the underwriters or their affiliates has a lending relationship with us, certain of those underwriters or their affiliates routinely hedge, and certain other of those underwriters or their affiliates may hedge, their credit exposure to us consistent with their customary risk management policies. A typical such hedging strategy would include these underwriters or their affiliates hedging such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the notes. Any such credit default swaps or short positions could adversely affect future trading prices of the notes. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Notice to Prospective Investors in the European Economic Area

The notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the European Economic Area (the “EEA”). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, the “MiFID II”); or (ii) a customer within the meaning of Directive (EU) 2016/97, where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in Regulation (EU) 2017/1129 (as amended, the “Prospectus Regulation”). Consequently, no key information document required by Regulation (EU) No 1286/2014 (as amended or superseded, the “PRIIPs Regulation”) for offering or selling the notes or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the notes or otherwise making them available to any retail investor in the EEA may be unlawful under the PRIIPs Regulation.

This prospectus supplement and the accompanying prospectus have been prepared on the basis that any offer of the notes in any member state of the EEA will be made pursuant to an exemption under the Prospectus Regulation from the requirement to publish a prospectus for offers of securities. Neither this prospectus supplement nor the accompanying prospectus is a prospectus for the purposes of the Prospectus Regulation.

Notice to Prospective Investors in the United Kingdom

The notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the United Kingdom (the “UK”). For these purposes, a retail investor means a person who is neither: (i) a professional client, as defined in point (8) of Article 2(1) of Regulation (EU) No 600/2014 as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018 (the “EUWA”); nor (ii) a qualified investor as defined in paragraph 15 of Schedule 1 to the Public Offers and Admissions to Trading Regulations 2024 (“POATRs”). Consequently, no key information document required by Regulation (EU) No 1286/2014 as it forms part of domestic law by virtue of the EUWA (the “UK PRIIPs Regulation”) for offering or selling the notes or otherwise making them available to retail investors in the UK has been prepared and therefore offering or selling the notes or otherwise making them available to any retail investor in the UK may be unlawful under the UK PRIIPs Regulation.

This prospectus supplement and the accompanying prospectus have been prepared on the basis that the offering of the notes falls within one of the exceptions specified in Part 1 of Schedule 1 of the POATRs. Accordingly, there will not be a prospectus prepared or published for the purposes of the POATRs. Neither this prospectus supplement nor the accompanying prospectus is a prospectus for the purposes of the POATRs or the Financial Services and Markets Act 2000 (the “FSMA”), and any offer of the notes in the United Kingdom is made pursuant to an exemption under the POATRs or the FSMA.

This prospectus supplement and the accompanying prospectus have not been approved by an authorized person for the purposes of section 21 of the FSMA and accordingly, are only being distributed to, and must not be passed on to, the general public in the UK. In the UK, such documents are only directed at, persons who are (i) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the “Order”), (ii) high net worth entities or other persons falling within Article 49(2)(a) to (d) of the Order, or (iii) other persons to whom they may otherwise lawfully be communicated (each such person being referred to as a “relevant person”). This prospectus supplement, the accompanying prospectus and their contents are confidential and should not be distributed, published or reproduced (in whole or in part) or disclosed by recipients to any other persons in the United Kingdom. Any investment or investment activity to which this prospectus supplement and the accompanying prospectus relate is available only to and will be engaged in only with relevant persons. Any person in the United Kingdom who is not a relevant person should not act or rely on this prospectus supplement and the accompanying prospectus or any of their contents.

Notice to Prospective Investors in Canada

The notes may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the notes must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

Notice to Prospective Investors in Hong Kong

The notes may not be offered or sold in Hong Kong by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32, Laws of Hong Kong) and no advertisement, invitation, or document relating to the notes may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

Notice to Prospective Investors in Japan

The notes have not been and will not be registered pursuant to Article 4, Paragraph 1 of the Financial Instruments and Exchange Act of Japan (the “Financial Instruments and Exchange Act”). Accordingly, none of the notes nor any interest thereon may be offered or sold, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to or for the benefit of a “resident” of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Act and any other applicable laws, regulations and ministerial guidelines of Japan in effect at the relevant time.

Notice to Prospective Investors in Singapore

This prospectus supplement and the accompanying prospectus have not been and will not be registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement and the accompanying prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the notes may not be circulated or distributed, nor may the notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to any person in Singapore other than (a) to an institutional investor (as defined in Section 4A of the Securities and Futures Act 2001 of Singapore (the “SFA”)) pursuant to Section 274 of the SFA or (b) to an accredited investor (as defined in Section 4A of the SFA) pursuant to and in accordance with the conditions specified in Section 275 of the SFA and (where applicable) Regulation 3 of the Securities and Futures (Classes of Investors) Regulations 2018 of Singapore.

Any reference to the SFA is a reference to the Securities and Futures Act 2001 of Singapore and a reference to any term as defined in the SFA or any provision in the SFA is a reference to that term or provision as modified or amended from time to time including by such of its subsidiary legislation as may be applicable at the relevant time.

Notice to Prospective Investors in Switzerland

This prospectus supplement and the accompanying prospectus are not intended to constitute an offer or solicitation to purchase or invest in the notes.

The notes may not be publicly offered, directly or indirectly, in Switzerland within the meaning of the Swiss Financial Services Act (the “FinSA”) and no application has been or will be made to admit the notes to trading on any trading venue (exchange or multilateral trading facility) in Switzerland. Neither this prospectus supplement nor any other offering or marketing material relating to the notes constitutes a prospectus pursuant to the FinSA, and neither this prospectus supplement nor any other offering or marketing material relating to the notes may be publicly distributed or otherwise made publicly available in Switzerland.

Notice to Prospective Investors in Taiwan

The notes have not been, and will not be, registered or filed with, or approved by, the Financial Supervisory Commission of Taiwan, the Republic of China (“Taiwan”) and/or other regulatory authority of Taiwan pursuant to applicable securities laws and regulations and may not be sold, issued or offered within Taiwan through a public offering or in circumstances which constitute an offer within the meaning of the Taiwan Securities and Exchange Act or relevant laws and regulations that requires a registration, filing or approval of the Financial Supervisory Commission of Taiwan and/or other regulatory authority of Taiwan. No person or entity in Taiwan is authorized to offer, sell or distribute or otherwise intermediate the offering of the notes or the provision of information relating to this prospectus supplement and the accompanying prospectus. The notes may be made available to Taiwan resident investors outside Taiwan for purchase by such investors outside Taiwan for purchase outside Taiwan by investors residing in Taiwan, but may not be issued, offered, sold or resold in Taiwan, unless otherwise permitted by Taiwan laws and regulations. No subscription or other offer to purchase the notes shall be binding on us until received and accepted by us or any underwriter outside of Taiwan (the “Place of Acceptance”), and the purchase/sale contract arising therefrom shall be deemed a contract entered into in the Place of Acceptance.

Notice to Prospective Investors in the Dubai International Financial Centre (“DIFC”)

This prospectus supplement and the accompanying prospectus relate to an Exempt Offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority (“DFSA”). This prospectus supplement and the accompanying prospectus are intended for distribution only to persons of a type specified in the Markets Rules 2012 of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus supplement or the accompanying prospectus nor taken steps to verify the information set forth herein and has no responsibility for these documents. The notes to which this prospectus supplement and the accompanying prospectus relate may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the notes offered should conduct their own due diligence on the notes. If you do not understand the contents of this prospectus supplement or the accompanying prospectus, you should consult an authorized financial advisor.

In relation to its use in the DIFC, this document is strictly private and confidential and is being distributed to a limited number of investors and must not be provided to any person other than the original recipient, and may not be reproduced or used for any other purpose. The interests in the securities may not be offered or sold directly or indirectly to the public in the DIFC.

LEGAL MATTERS

Certain legal matters in connection with the offering of the notes will be passed upon for us by Wachtell, Lipton, Rosen & Katz, New York, New York, and for the underwriters by Davis Polk & Wardwell LLP, Redwood City, California.

EXPERTS

The consolidated financial statements of Salesforce, Inc. appearing in Salesforce, Inc.’s Annual Report (Form 10-K) for the year ended January 31, 2026, and the effectiveness of Salesforce, Inc.’s internal control over financial reporting as of January 31, 2026 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public at the SEC website at www.sec.gov. In addition, you may obtain free copies of the documents we file with the SEC, including any of the documents filed with the SEC and incorporated herein by reference, by going to our website at investor.salesforce.com or by contacting our Investor Relations Department at our office address listed above following our filing of any of these reports with the SEC. The information provided on, or accessible through, our Internet website, other than copies of the documents listed below that have been filed with the SEC, is not part of this prospectus supplement and, therefore, is not incorporated herein by reference.

Statements contained in this prospectus supplement, or in any document incorporated by reference into this prospectus supplement regarding the contents of any contract or other document, are not necessarily complete and each such statement is qualified in its entirety by reference to that contract or other document filed as an exhibit with the SEC. The SEC allows us to “incorporate by reference” into this prospectus supplement documents that we file with the SEC including certain information required to be included in this prospectus supplement. This means that we can disclose important information to you by referring you to those documents. The information incorporated by reference into this prospectus supplement is considered to be a part of this prospectus supplement, and later information that we file with the SEC will automatically update and supersede that information. We incorporate by reference the documents and information filed with the SEC listed below:

•	Annual Report on Form 10-K for the fiscal year ended January 31, 2026;

•	Current Report on Form 8-K filed on March 6, 2026; and

•

The information specifically incorporated by reference into the Annual Report on Form 10-K for the fiscal year ended January  31, 2025 from our definitive proxy statement on Schedule 14A, filed with the SEC on April 24, 2025.

Notwithstanding the foregoing, information furnished by us on any Current Report on Form 8-K, including the related exhibits, that, pursuant to and in accordance with the rules and regulations of the SEC, is not deemed “filed” for purposes of the Exchange Act will not be deemed to be incorporated by reference into this prospectus supplement.

We also incorporate by reference any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of the filing of this registration statement and before we have terminated the offering. Our subsequent filings with the SEC will automatically update and supersede information in this prospectus supplement.

We have not, and the underwriters have not, authorized any person to provide you with any information other than that contained or incorporated by reference in this prospectus supplement and the accompanying prospectus and any free writing prospectus prepared by or on behalf of us. We and the underwriters take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus supplement, the accompanying prospectus, and the documents incorporated by reference is accurate only as of the respective dates of those documents in which the information is contained. Our business, financial condition, results of operations, and prospects may have changed since those dates.

PROSPECTUS

Salesforce, Inc.

DEBT SECURITIES

COMMON STOCK

PREFERRED STOCK

WARRANTS

DEPOSITARY SHARES

PURCHASE CONTRACTS

GUARANTEES

UNITS

We or selling securityholders may, from time to time, offer to sell debt securities, common stock, preferred stock, warrants, depositary shares, purchase contracts, guarantees or units. Each time we or a selling securityholder sells securities pursuant to this prospectus, we will provide a supplement to this prospectus that contains specific information about the offering and the specific terms of the securities offered. You should read this prospectus, the applicable prospectus supplement and the documents we incorporate by reference carefully before you invest in our securities.

Our common stock is listed on the New York Stock Exchange under the symbol “CRM.”

Investing in our securities involves a high degree of risk. See “Risk Factors” section of our filings with the SEC incorporated by reference herein and the applicable prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

This prospectus is dated November 30, 2023

If you are in a jurisdiction where offers to sell, or solicitations of offers to purchase, the securities offered by this document are unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this document does not extend to you. We have not authorized anyone to provide any information other than that contained in this prospectus, in any prospectus supplement or in any free writing prospectus prepared by or on behalf of us or to which we have referred to you. We do not take responsibility for, and we do not provide any assurance as to the reliability of, any other information that others may give you. We have not authorized any other person to provide you with different information. The information contained in this document speaks only as of the date of this document, unless the information specifically indicates that another date applies.

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ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement we filed with the Securities and Exchange Commission (the “SEC”) using a “shelf” registration process. We or selling securityholders may sell any combination of the securities described in this prospectus, from time to time.

The types of securities that we or a selling securityholder may offer and sell, from time to time, pursuant to this prospectus are:

•	debt securities;

•	common stock;

•	preferred stock;

•	warrants;

•	depositary shares;

•	purchase contracts;

•	guarantees; and

•	units consisting of any of the securities listed above.

Each time we or a selling securityholder sells securities pursuant to this prospectus, we will describe, in a prospectus supplement, which we will deliver with this prospectus, specific information about the offering and the terms of the particular securities offered. In addition, the prospectus supplement may also add, update or change the information contained in this prospectus.

Wherever references are made in this prospectus to information that will be included in a prospectus supplement, to the extent permitted by applicable law, rules or regulations, we may instead include such information or add, update or change the information contained in this prospectus by means of a post-effective amendment to the registration statement of which this prospectus is a part, through filings we make with the SEC that are incorporated by reference into this prospectus or by any other method as may then be permitted under applicable law, rules or regulations.

ii

THE COMPANY

Salesforce is a global leader in customer relationship management (“CRM”) technology that brings companies and their customers together. Founded in 1999, we enable companies of every size and industry to take advantage of powerful technologies to connect to their customers in a whole new way and help them transform their businesses around the customer in this digital-first world.

Our Customer 360 platform unites sales, service, marketing, commerce and IT teams by connecting customer data across systems, apps and devices to create a complete view of customers. With this single source of customer truth, teams can be more responsive, productive and efficient, deliver intelligent, personalized experiences across every channel and increase productivity. With Slack, we provide a digital headquarters where companies, employees, governments and stakeholders can collaborate to create success from anywhere.

Our Customer 360 service offerings are designed to be flexible, scalable and easy to use. They can generally be configured easily, deployed rapidly and integrated with other platforms and enterprise applications. We sell to businesses worldwide, primarily on a subscription basis, through our direct sales efforts and also indirectly through partners. We also enable third parties to use our platform and developer tools to create additional functionality and new applications that run on our platform, which are sold separately from, or in conjunction with, our service offerings.

Salesforce is committed to a core set of values: trust, customer success, innovation, equality and sustainability. Foremost among these is trust, which is the foundation for everything we do. Our customers trust our technology to deliver the highest levels of security, privacy, performance, compliance and availability at scale. Customer success is at the core of our business and we align the entire company around our customers’ needs to ensure their success and prove our value. We believe in continuous innovation, enabling our customers to access the latest technology advances so they can innovate and stay ahead in their industries. Equality is a core tenet of how we run our business. We value the equality of every individual at our company and in our communities. We believe that creating a diverse workplace that reflects the communities we serve and fostering an inclusive culture where everyone feels seen, heard and valued makes us a better company. Finally, we believe the world is in a climate crisis and that sustainability, including bold climate action, is the only way forward. We are committed to ambitious climate leadership solutions, and we’re bringing the full power of Salesforce to help organizations achieve net zero emissions.

We believe that our values create value, and the business of business is to make the world a better place for all of our stakeholders, including stockholders, customers, employees, partners, the planet and the communities in which we work and live. Salesforce is committed to giving back to our communities, closing the inequality gap and helping businesses grow while protecting the environment for future generations. We believe we have a broad responsibility to society, and we aspire to create a framework for the ethical and humane use of technology that not only drives the success of our customers, but also upholds the basic human rights of every individual. We are committed to transparent environmental, social and governance disclosures and maintaining programs that support the success of these initiatives.

We were incorporated in Delaware in February 1999 under the name salesforce.com, inc. and effected a name change to Salesforce, Inc. in April 2022. Our principal executive offices are located in San Francisco, California. Our principal address is Salesforce Tower, 415 Mission St, 3rd Floor, San Francisco, California 94105, and our primary website address is www.salesforce.com. Information on or accessible through our Internet website is not a part of this prospectus.

When used in this prospectus, the terms “the Company,” “Salesforce,” “issuer,” “we,” “our,” and “us” refer to Salesforce, Inc. and its consolidated subsidiaries, unless otherwise specified.

USE OF PROCEEDS

We intend to use the net proceeds we receive from the sale of securities by us as set forth in the applicable prospectus supplement. Unless otherwise specified in the applicable prospectus supplement, we will not receive any proceeds from the sale of securities by selling securityholders.

DESCRIPTION OF DEBT SECURITIES

We entered into an indenture dated April 11, 2018 with U.S. Bank National Association, as trustee. The indenture is governed by the Trust Indenture Act. We will set forth the terms of any such debt securities in the applicable prospectus supplement.

The following is a summary of the indenture. It does not restate the indenture entirely. We urge you to read the indenture. We have filed the indenture as an exhibit to the registration statement of which this prospectus is a part, and we will file the supplemental indentures or authorizing resolutions with respect to particular series of debt securities as exhibits to current or other reports we file with the SEC. See “Where You Can Find More Information” for information on how to obtain copies of the indentures and the supplemental indentures or authorizing resolutions. You may also inspect copies of the documents for the particular series at the office of the trustee. References below to an “indenture” are references to the applicable indenture, as supplemented, under which a particular series of debt securities is issued.

Terms of the Debt Securities

Our debt securities will be general obligations of Salesforce, Inc. We may issue them in one or more series. Supplemental indentures or authorizing resolutions will set forth the specific terms of each series of debt securities. We will provide a prospectus supplement for each series of debt securities that will describe:

•	the title of the series;

•

the aggregate principal amount (or any limit on the aggregate principal amount) of the series and, if any securities of a series are to be issued at a discount from their face amount, or with a premium, the method of computing the accretion of such discount or computing such premium;

•	the interest rate or method of calculation of the interest rate;

•	the date from which interest will accrue;

•	the record dates for interest payable on securities of the series;

•	the dates when, places where and manner in which principal and interest are payable;

•

if there is more than one trustee or a trustee other than the trustee under the base indenture, the identity of the trustee and, if not the trustee, the identity of each registrar, paying agent or authenticating agent with respect to such securities;

•	the terms of any mandatory (including any sinking fund requirements) or optional redemption by the company;

•	the terms of any redemption at the option of holders;

•	the permissible denominations in which securities of such series are issuable, if different from minimum denominations of $2,000 and multiples of $1,000 in excess thereof;

•	whether securities of such series will be issued in registered or bearer form and the terms of any such forms of securities;

•

whether the securities of the series shall be issued in whole or in part in the form of a global security or securities, the terms and conditions, if different from those contained in the base indenture, upon which such global security or securities may be exchanged in whole or in part for definitive securities;

•	the depositary for such global security or securities;

•	the form of any legend or legends, if any, to be borne by any such global security or securities in addition to or in lieu of the legends referred to the base indenture;

•	the currency or currencies (including any composite currency) in which principal or interest or both may be paid;

•

if payments of principal or interest may be made in a currency other than that in which securities of such series are denominated, the manner for determining such payments, including the time and manner of determining the exchange rate between the currency in which such securities are denominated and the currency in which such securities or any of them may be paid, and any deletions from or modifications of or additions to the terms of this Indenture to provide for or to facilitate the issuance of securities denominated or payable, at the election of the company or a holder thereof or otherwise, in a foreign currency;

•

whether the amount of payments of principal of or any interest on, such securities may be determined with reference to an index, formula, financial or economic measure or other method or methods (which index, formula, measure or method or methods may be based, without limitation, on one or more currencies, commodities, equity indices or other indices) and if so, the terms and conditions upon which and the manner in which such amounts shall be determined and paid or be payable;

•	provisions for electronic issuance of securities or issuance of securities of such series in uncertificated form;

•	any events of default, covenants, defined terms and/or other terms in addition to or in lieu of those set forth in the base indenture;

•	whether and upon what terms securities of such series may be defeased or discharged if different from the provisions set forth in the base indenture;

•	the form of the securities of such series;

•	any terms that may be required by or advisable under applicable law;

•

the percentage of the principal amount of the securities of such series which is payable if the maturity of the securities of such series is accelerated in the case of securities issued at a discount from their face amount;

•

whether securities of such series will or will not have the benefit of guarantees and, if applicable, the terms and conditions upon which such guarantees may be subordinated to other indebtedness of the respective guarantors;

•	whether the securities of such series are senior or subordinated debt securities, and if subordinated debt securities, the terms of such subordination;

•

whether the securities of the series will be convertible into or exchangeable for other securities, common shares or other securities of any kind of the company or another person or persons, and, if so, the terms and conditions upon which such securities will be so convertible or exchangeable, including the initial conversion or exchange price or rate or the method of calculation, how and when the conversion price or exchange ratio may be adjusted, whether conversion or exchange is mandatory, at the option of the holder or at the company’s option, the conversion or exchange period, and any other provision in relation thereto; and

•	any other terms in addition to or different from those contained in the base indenture applicable to such series.

The applicable prospectus supplement will also describe any material covenants to which a series of debt securities will be subject and the applicability of those covenants to any of our subsidiaries to be restricted thereby, which are referred to herein as “restricted subsidiaries.” The applicable prospectus supplement will also describe provisions for restricted subsidiaries to cease to be restricted by those covenants.

Events of Default and Remedies

Unless otherwise described in the applicable prospectus supplement, an event of default with respect to any series of debt securities will be defined in the indenture or applicable supplemental indenture or authorizing resolution as being:

•	our failure to pay interest on any debt security of such series when the same becomes due and payable and the continuance of any such failure for a period of 30 days;

•	our failure to pay the principal or premium of any debt security of such series when the same becomes due and payable at maturity, upon acceleration, redemption or otherwise;

•

our failure to comply with any of our agreements or covenants in, or provisions of, the debt securities of such series or the indenture (as they relate thereto) and such failure continues for a period of 90 days after our receipt of notice of the default from the trustee or from the holders of at least 25 percent in aggregate principal amount of the then outstanding debt securities of that series; and

•	certain events of bankruptcy, insolvency or reorganization occur with respect to us.

The indenture provides that the trustee may withhold notice to the holders of any series of debt securities of any default, except a default in payment of principal or interest, if any, with respect to such series of debt securities, if the trustee considers it in the interest of the holders of such series of debt securities to do so.

The indenture provides that if any event of default has occurred and is continuing with respect to any series of debt securities, the trustee or the holders of not less than 25% in principal amount of such series of debt securities then outstanding (with a copy to the trustee if given by the holders) may declare the principal of all the debt securities of such series to be due and payable immediately. However, the holders of a majority in principal amount of the debt securities of such series then outstanding by notice to the trustee may waive any existing default and its consequences with respect to such series of debt securities, other than any event of default in payment of principal or interest. Holders of a majority in principal amount of the then outstanding debt securities of any series may rescind an acceleration with respect to such series and its consequences, except an acceleration due to nonpayment of principal or interest on such series, if the rescission would not conflict with any judgment or decree and if all existing events of default with respect to such series have been cured or waived.

The holders of a majority of the outstanding principal amount of the debt securities of any series will have the right to direct the time, method and place of conducting any proceedings for any remedy available to the trustee with respect to such series, subject to limitations specified in the indenture.

Defeasance

Unless otherwise described in the applicable prospectus supplement, the indenture will permit us to terminate all our respective obligations under the indenture as they relate to any particular series of debt securities, other than the obligation to pay interest, if any, on and the principal of the debt securities of such series and certain other obligations, at any time by:

•

depositing in trust with the trustee, under an irrevocable trust agreement, money, government obligations or a combination thereof in an amount sufficient to pay principal of and interest, if any, on the debt securities of such series to their maturity or redemption; and

•

complying with other conditions, including delivery to the trustee of an opinion of counsel to the effect that holders will not recognize income, gain or loss for federal income tax purposes as a result of our exercise of such right and will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case otherwise.

Unless otherwise described in the applicable prospectus supplement, the indenture will also permit us to terminate all of our respective obligations under the indenture as they relate to any particular series of debt securities, including the obligations to pay interest, if any, on and the principal of the debt securities of such series and certain other obligations, at any time by:

•

depositing in trust with the trustee, under an irrevocable trust agreement, money or government obligations in an amount sufficient to pay principal and interest, if any, on the debt securities of such series to their maturity or redemption; and

•

complying with other conditions, including delivery to the trustee of an opinion of counsel to the effect that (A) we have received from, or there has been published by, the Internal Revenue Service a ruling, or (B) since the date such series of debt securities were originally issued, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel shall state that, holders will not recognize income, gain or loss for federal income tax purposes as a result of our exercise of such right and will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case otherwise.

In addition, unless otherwise described in the applicable prospectus supplement, the indenture will permit us to terminate substantially all our respective obligations under the indenture as they relate to a particular series of debt securities by depositing with the trustee money or government obligations sufficient to pay all principal and interest on such series at its maturity or redemption date if the debt securities of such series will become due and payable at maturity within one year or are to be called for redemption within one year of the deposit.

Transfer and Exchange

A holder will be able to transfer or exchange debt securities only in accordance with the indenture. The registrar may require a holder, among other things, to furnish appropriate endorsements and transfer documents, and to pay any taxes and fees required by law or permitted by the indenture.

Amendment, Supplement and Waiver

Without notice to or the consent of any holder, we and the trustee may amend or supplement the indenture or the debt securities of a series to:

•	cure any ambiguity or to correct or supplement any provision of the indenture which may be defective or inconsistent with any other provision in the indenture;

•	comply with the provisions of the indenture regarding the consolidation, merger, sale, lease, conveyance or other disposition of all or substantially all of our assets;

•	create a series and establish its terms;

•	provide for uncertificated debt securities in addition to or in place of certificated debt securities;

•	add a guarantor in respect of any series of debt securities;

•	secure any series of debt securities;

•	add to our covenants for the benefit of the holders of all or any series of notes or to surrender any right or power conferred upon us by the indenture;

•	add any additional events of default for the benefit of holders of all or any series of notes;

•	comply with requirements of the SEC in order to effect or maintain the qualification of the indenture under the Trust Indenture Act;

•

evidence and provide for the acceptance of appointment of a successor trustee and to add to or change any of the provisions of the indenture or any supplemental indenture as shall be necessary to provide for or facilitate the administration of the trusts under such indenture or supplemental indenture by more than one trustee pursuant to the requirements set forth in the indenture;

•	make any change that does not adversely affect the rights of any holder in any material respect; or

•	conform the provisions of the indenture to the final offering document in respect of any series of debt securities.

With the exceptions discussed below, we and the trustee may amend or supplement the indenture or the debt securities of a series with the written consent of the holders of at least a majority in principal amount of the debt securities of each series then outstanding affected by the amendment or supplement (voting as one class). In addition, the holders of a majority in principal amount of the debt securities of each series then outstanding affected by the waiver (voting as one class) may waive any existing default under, or compliance with, any provision of the debt securities of a particular series or of the indenture relating to a particular series of debt securities, other than any event of default in payment of interest or principal. These consents and waivers may be obtained in connection with a purchase of, or tender offer or exchange offer for, debt securities.

Without the consent of each holder affected, we and the trustee may not:

•

change the stated maturity of the principal of, or any installment of principal of or interest thereon, or reduce the principal amount thereof or the rate of interest thereon or any premium payable upon the redemption thereof, or change any place of payment where, or the coin or currency in which, such notes or any premium or interest thereon is payable, or impair the right to institute suit for the enforcement of any such payment on or after the stated maturity thereof (or, in the case of redemption, on or after the redemption date);

•

make any change to the provision of the indenture relating to the waiver of past defaults, except to increase the percentage in principal amount of notes of any series the consent of whose holders is required for any waiver or to provide that certain other provisions of the indenture cannot be modified or waived without the consent of the holder of each outstanding note affected thereby;

•	waive a continuing default or event of default in the payment of principal of or interest on the notes; or

•	reduce the percentage in principal amount of notes of any series the consent of whose holders is required for any amendment, supplement or waiver.

Any supplemental indenture which changes or eliminates any covenant or other provision of the indenture which shall have been included expressly and solely for the benefit of one or more particular series of notes, or which modifies the rights of the holders of notes of such series with respect to such covenant or other provision, shall be deemed not to affect the rights of the holders of notes of any other series.

The right of any holder to participate in any consent required or sought pursuant to any provision of the indenture, and our obligation to obtain any such consent otherwise required from such holder, may be subject to the requirement that such holder shall have been the holder of record of debt securities with respect to which such consent is required or sought as of a record date fixed by us in accordance with the indenture.

Concerning the Trustee

The indenture contains limitations on the rights of the trustee, should it become our creditor, to obtain payment of claims in specified cases or to realize on property received in respect of any such claim as security or otherwise. The indenture permits the trustee to engage in other transactions; however, if it acquires any conflicting interest, it must eliminate such conflict or resign.

The indenture provides that in case an event of default occurs and is not cured, the trustee will be required, in the exercise of its power, to use the degree of care of a prudent person in similar circumstances in the conduct of such person’s own affairs. The trustee shall be under no obligation to exercise any of the rights or powers vested in it by the indenture at the request or direction of any of the holders pursuant to the indenture, unless such holders shall have offered to the trustee security or indemnity satisfactory to the trustee against the costs, expenses and liabilities which might be incurred by it in compliance with such request or direction.

No Recourse against Others

The indenture provides that a director, officer, employee or stockholder, as such, of the Company shall not have any liability for any obligations of the Company under the debt securities or the indenture or for any claim based on, in respect of or by reason of, such obligations or their creation.

Governing Law

The laws of the State of New York govern the indenture and the debt securities.

DESCRIPTION OF CAPITAL STOCK

Our authorized capital stock consists of 1,600,000,000 shares of common stock, $0.001 par value, and 5,000,000 shares of undesignated preferred stock, $0.001 par value. The following description of our capital stock does not purport to be complete and is subject to, and qualified in its entirety by, our Restated Certificate of Incorporation (the “Certificate of Incorporation”) and our Amended and Restated Bylaws (the “Bylaws”), which are exhibits to the registration statement of which this prospectus forms a part.

Common Stock

As of November 27, 2023, approximately 968 million shares of our common stock were outstanding.

Each share of our common stock entitles its holder to one vote on all matters to be voted upon by our stockholders. A majority of the votes cast is required for stockholders to elect directors (except that directors are elected by a plurality of the votes cast in a contested director election) and to take action on all other matters, except as otherwise required by law. Subject to any preferences that may apply to any preferred stock that may at the time be outstanding, holders of our common stock will receive ratably any dividends our board of directors declares out of funds legally available for that purpose. If we liquidate, dissolve or wind up, the holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities and any liquidation preference of any preferred stock that may at the time be outstanding. Our common stock has no preemptive rights, conversion rights, or other subscription rights or redemption or sinking fund provisions.

Preferred Stock

Our board of directors has the authority, without further action by our stockholders, to issue up to 5,000,000 shares of preferred stock in one or more series. Our board of directors may designate the rights, preferences, privileges and restrictions of the preferred stock, including dividend rights, conversion rights, voting rights, terms of redemption, liquidation preference, sinking fund terms, and number of shares constituting any series or the designation of any series. The issuance of preferred stock could have the effect of restricting dividends on our common stock, diluting the voting power of our common stock, impairing the liquidation rights of our common stock, or delaying or preventing a change in control. The ability to issue preferred stock could delay or impede a change in control.

Anti-Takeover Provisions

Some provisions of Delaware law, our Certificate of Incorporation and our Bylaws may have the effect of delaying, deferring or discouraging another party from acquiring control of us.

Delaware Law

We are subject to Section 203 of the Delaware General Corporation Law, which regulates, subject to some exceptions, acquisitions of publicly-held Delaware corporations. In general, Section 203 prohibits us from engaging in a “business combination” with an “interested stockholder” for a period of three years following the date the person becomes an interested stockholder, unless:

•	our board of directors approved the business combination or the transaction in which the person became an interested stockholder prior to the date the person attained this status;

•

upon consummation of the transaction that resulted in the person becoming an interested stockholder, the person owned at least 85 percent of our voting stock outstanding at the time the transaction commenced, excluding shares owned by persons who are directors and also officers and issued under employee stock plans under which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•

on or subsequent to the date the person became an interested stockholder, our board of directors approved the business combination and the stockholders other than the interested stockholder authorized the transaction at an annual or special meeting of stockholders by the affirmative vote of at least 66 2/3 percent of the outstanding stock not owned by the interested stockholder.

Section 203 defines a “business combination” to include:

•	any merger or consolidation involving us and the interested stockholder;

•	any sale, transfer, pledge or other disposition involving the interested stockholder of 10 percent or more of our assets;

•	in general, any transaction that results in the issuance or transfer by us of any of our stock to the interested stockholder;

•	any transaction involving us that has the effect of increasing the proportionate share of our stock owned by the interested stockholders; and

•	the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges, or other financial benefits provided by or through us.

In general, Section 203 defines an “interested stockholder” as any person who, together with the person’s affiliates and associates, owns, or within three years prior to the time of determination of interested stockholder status did own, 15 percent or more of a corporation’s voting stock.

Certificate of Incorporation and Bylaw Provisions

Our Certificate of Incorporation and Bylaws provide that:

•	no action can be taken by stockholders except at an annual or special meeting of the stockholders called in accordance with our bylaws, and stockholders may not act by written consent;

•	our board of directors is expressly authorized to make, alter or repeal our bylaws;

•

special meetings of the stockholders may only be called by the stockholders upon the written request of one or more stockholders of record that own, or who are acting on behalf of persons who own, shares representing 15% or more of the voting power of the then outstanding shares of capital stock entitled to vote on the matter or matters to be brought before the proposed special meeting, and otherwise in accordance with the certificate of incorporation and bylaws;

•	stockholders may not fill vacancies on the board of directors;

•	our board of directors is authorized to issue preferred stock without stockholder approval;

•	stockholders must satisfy advance notice procedures to submit proposals or nominate directors for consideration at a stockholders’ meeting;

•	stockholders may not cumulate votes in the election of directors; and

•

we will indemnify officers and directors against losses that they may incur as a result of investigations and legal proceedings resulting from their services to us, which may include services in connection with takeover defense measures.

Forum Selection Clause

Under our Bylaws, unless we, in writing, select or consent to the selection of an alternative forum: (a) the sole and exclusive forum for any complaint asserting any internal corporate claims (as defined in our Bylaws), to the fullest extent permitted by law, and subject to applicable jurisdictional requirements, shall be the

Court of Chancery of the State of Delaware (or, if the Court of Chancery does not have jurisdiction, another state court or a federal court located within the State of Delaware) and (b) the sole and exclusive forum for any complaint asserting a cause of action arising under the Securities Act of 1933, as amended (the “Securities Act”), to the fullest extent permitted by law, shall be the federal district courts of the United States of America. The forum selection provisions do not apply to claims brought to enforce a duty or liability created by the Exchange Act.

DESCRIPTION OF OTHER SECURITIES

We will set forth in the applicable prospectus supplement a description of any preferred stock, warrants, depositary shares, purchase contracts, guarantees or units that may be offered pursuant to this prospectus.

PLAN OF DISTRIBUTION

The securities being offered by this prospectus may be sold by us or by a selling securityholder:

•	through agents;

•	to or through underwriters;

•	through broker-dealers (acting as agent or principal);

•	directly by us or a selling securityholder to purchasers, through a specific bidding or auction process or otherwise;

•	through a combination of any such methods of sale; and

•	through any other methods described in a prospectus supplement.

The distribution of securities may be effected, from time to time, in one or more transactions, including block transactions and transactions on the New York Stock Exchange or any other organized market where the securities may be traded. The securities may be sold at a fixed price or prices, which may be changed, or at market prices prevailing at the time of sale, at prices relating to the prevailing market prices or at negotiated prices. Agents, underwriters or broker-dealers may be paid compensation for offering and selling the securities. That compensation may be in the form of discounts, concessions or commissions to be received from us or from the purchasers of the securities. Dealers and agents participating in the distribution of the securities may be deemed to be underwriters, and compensation received by them on resale of the securities may be deemed to be underwriting discounts. If such dealers or agents were deemed to be underwriters, they may be subject to statutory liabilities under the Securities Act of 1933.

Agents may, from time to time, solicit offers to purchase the securities. If required, we will name in the applicable prospectus supplement any agent involved in the offer or sale of the securities and set forth any compensation payable to the agent. Unless otherwise indicated in the prospectus supplement, any agent will be acting on a best efforts basis for the period of its appointment. Any agent selling the securities covered by this prospectus may be deemed to be an underwriter, as that term is defined in the Securities Act, of the securities.

If underwriters are used in a sale, securities will be acquired by the underwriters for their own account and may be resold, from time to time, in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale, or under delayed delivery contracts or other contractual commitments. Securities may be offered to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more firms acting as underwriters. If an underwriter or underwriters are used in the sale of securities, an underwriting agreement will be executed with the underwriter or underwriters at the time an agreement for the sale is reached. The applicable prospectus supplement will set forth any managing underwriter or underwriters, as well as any other underwriter or underwriters, with respect to a particular underwritten offering of securities, and will set forth the terms of the transactions, including compensation of the underwriters and dealers and the public offering price, if applicable. The prospectus and the applicable prospectus supplement will be used by the underwriters to resell the securities.

If a dealer is used in the sale of the securities, we, a selling securityholder, or an underwriter will sell the securities to the dealer, as principal. The dealer may then resell the securities to the public at varying prices to be determined by the dealer at the time of resale. To the extent required, we will set forth in the prospectus supplement the name of the dealer and the terms of the transactions.

We or a selling securityholder may directly solicit offers to purchase the securities and we or a selling securityholder may make sales of securities directly to institutional investors or others. These persons may be deemed to be underwriters within the meaning of the Securities Act with respect to any resale of the securities. To the extent required, the prospectus supplement will describe the terms of any such sales, including the terms of any bidding or auction process, if used.

We may enter into agreements with agents, underwriters or dealers which may provide for indemnification by us against specified liabilities, including liabilities incurred under the Securities Act, or to contribution by us to payments they may be required to make in respect of such liabilities. If required, the applicable prospectus supplement will describe the terms and conditions of such indemnification or contribution. Some of the agents, underwriters or dealers, or their affiliates may be customers of, engage in transactions with or perform services for us or our subsidiaries in the ordinary course of business.

Under the securities laws of some states, the securities offered by this prospectus may be sold in those states only through registered or licensed brokers or dealers.

Any person participating in the distribution of common stock registered under the registration statement that includes this prospectus will be subject to applicable provisions of the Securities Exchange Act of 1934 (the “Exchange Act”), and the applicable SEC rules and regulations, including, among others, Regulation M, which may limit the timing of purchases and sales of our common stock by any such person. Furthermore, Regulation M may restrict the ability of any person engaged in the distribution of our common stock to engage in market-making activities with respect to our common stock. These restrictions may affect the marketability of our common stock and the ability of any person or entity to engage in market-making activities with respect to our common stock.

Certain persons participating in an offering may engage in over-allotment, stabilizing transactions, short-covering transactions and penalty bids in accordance with Regulation M under the Exchange Act that stabilize, maintain or otherwise affect the price of the offered securities. If any such activities will occur, they will be described in the applicable prospectus supplement.

SELLING SECURITYHOLDERS

Information about selling securityholders, where applicable, will be set forth in a prospectus supplement, in a post-effective amendment, or in filings we make with the SEC under the Exchange Act that are incorporated by reference.

LEGAL MATTERS

In connection with particular offerings of the securities in the future, and if stated in the applicable prospectus supplements, the validity of those securities will be passed upon for us by Gibson, Dunn & Crutcher LLP, and for any underwriters or agents, by counsel named in the applicable prospectus supplement.

EXPERTS

Ernst & Young LLP, independent registered public accounting firm, has audited our consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended January 31, 2023, and the effectiveness of our internal control over financial reporting as of January 31, 2023, as set forth in their reports, which are incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements are incorporated by reference in reliance on Ernst & Young LLP’s reports, given on their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly, and special reports and other information with the SEC. The SEC maintains an Internet web site that contains reports, proxy, and information statements and other information regarding registrants like us that file electronically with the SEC. The address of the site is www.sec.gov. Our Internet address is www.salesforce.com and our investor relations website is located at www.investor.salesforce.com. We make available free of charge, on or through our investor relations website, annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, proxy statements, and amendments to those reports filed or furnished pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC. Any internet addresses provided in this prospectus or any prospectus supplement are for information only and are not intended to be hyperlinks. In addition, the information on or available through our website is not a part of, and is not incorporated or deemed to be incorporated by reference in, this prospectus or any prospectus supplement.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” into this prospectus the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act subsequent to the date of this registration statement until the end of any offerings under this prospectus:

1. Our Annual Report on Form 10-K for the fiscal year ended January 31, 2023, filed with the SEC on March 8, 2023;

2. The information specifically incorporated by reference into the Annual Report on Form 10-K for the fiscal year ended January 31, 2023 from our definitive proxy statement on Schedule 14A, filed with the SEC on April 27, 2023;

3. Our Quarterly Reports on Form 10-Q for the quarters ended April 30, 2023, July 31, 2023 and October 31, 2023, filed with the SEC on June  1, 2023, August  31, 2023, and November 29, 2023, respectively;

4. Our Current Report on Form 8-K, filed with the SEC on June 12, 2023; and

5. The description of our common stock contained in our Registration Statement on Form 8-A, filed with the SEC on June 21, 2004 (SEC File No.  001-32224), as updated by Exhibit 4.8 to our Annual Report on Form 10-K for the fiscal year ended January 31, 2023, filed on March 8, 2023, together with any amendment or report filed for the purpose of updating such description.

We are only incorporating certain portions of our definitive proxy statement on Schedule 14A for our 2023 annual meeting of stockholders as described above and are not incorporating by reference (i) any information furnished under items 2.02 or 7.01 (or corresponding information furnished under item 9.01 or included as an exhibit) in any past or future current report on Form 8-K or (ii) any Form S-D, that, in either case, we may file or furnish with the SEC, unless otherwise specified in such current report or in such form or in a particular prospectus supplement.

This prospectus is part of a registration statement on Form S-3 filed with the SEC under the Securities Act of 1933. This prospectus does not contain all of the information set forth in the registration statement. You should read the registration statement for further information about Salesforce and our common stock.

Documents incorporated by reference are available from us, without charge, excluding all exhibits unless specifically incorporated by reference in the documents. You may obtain documents incorporated by reference in this prospectus by writing to us at the following address or by calling us at the telephone number listed below:

Salesforce, Inc.

Salesforce Tower

415 Mission Street, 3rd Fl

San Francisco, California 94105

(415) 901-7000

Attn: Corporate Secretary

You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement. We have not authorized anyone else to provide you with different information. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front page of those documents.